Exhibit 2.1
Part B Sale AND purchase agreement relating to 1-2-3.tv Group

Sale and Purchase agreement
relating to
1-2-3.tv Group

between

1.	Emotion Invest GmbH & Co. KG, Theatinerstraße 7, c/o Arcus Capital AG, 80333 Munich, Germany

– the "Seller 1" –

2.	BE Beteiligungen Fonds GmbH & Co. geschlossene Investmentkommanditgesellschaft, Hohenzollernring 72, 50672 Cologne, Germany

– the "Seller 2" –

3.	Iris Capital Fund II, 62 rue Pierre Charron, c/o Iris Capital Management, 75008 Paris, France

– the "Seller 3" –

– the parties under nos. 1 through 3 each individually also a "Seller"
and collectively the "Sellers" –

4.	SCUR-Alpha 1359 GmbH (to be renamed iMedia&123tv Holding GmbH), registered with the commercial register of the local court of Munich under HRB 267579

– the "Purchaser" –

and

5.	iMedia Brands, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344 USA

– the "Guarantor" –

– the Sellers, the Purchaser and the Guarantor individually also a "Party"
and collectively also the "Parties" –

Table of Contents

Table of Contents	3

List of Exhibits and Schedules	5

Definitions	7

Recitals	13

1.	Certain Definitions; Transaction Dates	14

2.	Corporate Status	14

3.	Sale and Assignment of the Sold Shares; Approvals	17

4.	Purchase Price; Preliminary Purchase Price; Vendor Loan; Payment of the Purchase Price	18

5.	Effective Date Accounts	21

6.	Earn-out	24

7.	Earn-out Financial Statements	28

8.	Earn-out Protection	30

9.	Information Rights	32

10.	Payment Method; Account Details	32

11.	Closing Conditions; Rescission	33

12.	Closing; Closing Actions	35

13.	Sellers' Guarantees	38

14.	Sellers' Covenants	51

15.	Remedies	54

16.	Expiration and Limitation of Claims of Purchaser	57

17.	W&I Insurance	60

18.	Tax Indemnity	60

19.	Obligations with Regard to Transaction Bonuses	63

20.	Purchaser's and Guarantor's Guarantees	63

21.	Purchaser's Indemnities and Covenants	64

22.	Purchaser Financing	64

23.	Clearance Proceedings	65

24.	Notifications under Broadcasting Law	65

25.	Confidentiality and Press release	66

26.	Guarantee of the Guarantor	67

27.	No Joint and Several Liability of the Sellers	67

28.	Notices; Joint Declarations; Process Agent	67

29.	No Assignment; No Set-off; No Rights of Retention	69

30.	No Rights of Third Parties	69

31.	Costs; VAT	69

32.	Governing Law; Jurisdiction	70

33.	Final Provisions	70

List of Exhibits and Schedules

Exhibit 2.6-1	1-2-3.TV Managers and respective Transaction Bonus Amounts
Exhibit 2.6-2	Transaction Bonus Agreements
Exhibit 2.6-3	Transaction Bonus Settlement Agreements
Exhibit 3.6-1	Shareholders' Resolution Company 1
Exhibit 3.6-2	Shareholders' Resolution Company 2
Exhibit 4.1.2	Effective Date Cash
Exhibit 4.1.3	Effective Date Debt
Exhibit 4.2	Net Working Capital
Exhibit 4.4	Preliminary Purchase Price
Exhibit 4.5	Seller Ratio 1
Exhibit 4.6	Seller Ratio 2
Exhibit 6.4.3	Threshold Revenues
Exhibit 6.4.4	Target Revenues
Exhibit 6.8	Sample Calculation Earn-out Amounts
Exhibit 10.1	Sellers' Bank Accounts
Exhibit 12.1.1	Resignation Letters Advisory Board
Exhibit 12.1.2	Resignation Letters Managing Directors
Exhibit 12.1.7	Bring Down Certificate
Exhibit 12.1.8	Closing Power of Attorney
Exhibit 12.4	Closing Protocol
Exhibit 12.6	Settlement Agreements
Exhibit 13.1.5	Seller Ratio 3
Schedule 13.7.1	Related Party Agreements
Schedule 13.8	Transaction Costs
Schedule 13.9.1	Audited Financial Statements
Schedule 13.9.3	Ordinary Course of Business
Schedule 13.10.1	Material Agreements
Schedule 13.10.4	Termination Rights

Schedule 13.11.2	Real Estate Lease Agreements
Schedule 13.12.1	Employees
Schedule 13.12.2	Tariff Agreements
Schedule 13.12.3	Freelancers
Schedule 13.12.5	Temporary Workers
Schedule 13.12.7	Pension Schemes
Schedule 13.13.1	Owned IP Rights
Schedule 13.13.6	Challenged IP Rights
Schedule 13.13.7	Proprietary Software
Schedule 13.13.8	IT Defaults
Schedule 13.16	Insurance Policies
Schedule 13.17.2	Permitted Leakage
Exhibit 13.18	Persons relevant for Sellers' Knowledge
Exhibit 14.1	Exceptions from Sellers' Covenants
Exhibit 14.2	Post-Signing Permitted Leakage
Exhibit 15.3.1	Matters considered when determining the Enterprise Value
Exhibit 15.3.6	Persons relevant for Purchaser's Knowledge
Exhibit 16.10.1	Sellers' deal team
Exhibit 17.1.1	W&I Policy
Exhibit 28.2	Addresses
Exhibit 28.5	Matters for Joint and Unanimous Notification

Definitions

1-2-3.TV Bank Account	29

1-2-3.TV Managers	13

Acceleration Payment Amount	27

Acceleration Year(s)	26

Adjustment Amount	17

Affiliates	28

Agreement	10

AktG	11

Audited Financial Statements	39

AWV	30

AWV Clearance	30

Basket	54

Beneficiaries	63

BGB	11

Bonus Payment IO	16

Bonus Payment JS	16

Breach	50

Breach Notices	52

Bring Down Certificate	33

Business Day	11

BWB	30

Clearances	30

Closing	34

Closing Actions	32

Closing Cash Purchase Price	16

Closing Condition(s)	30

Closing Date	11

Closing Protocol	34

Company 1	10

Company 1 Shares	12

Company 2	10

Confidential Information	66

Data Room	52

De Minimis Amount	54

Default Event	23

Earn-out	21

Earn-out Amount	21

Earn-out Due Date	24

Earn-out Financial Statements	24

Effective Date	11

Effective Date Accounts	18

Effective Date Calculation	18

Effective Date Cash	14

Effective Date Debt	14

Employees	42

Enterprise Value	14

Envisaged Auditor	19

Fairly Disclosed	52

Fundamental Claims	54

German GAAP	18

Governmental Authority	37

Group	13

Group Companies	13

Group Company	13

Guarantor	2

HGB	11

Indemnified Tax(es)	57, 58

Individual Payable Preliminary Purchase Price	17

Information Technology	44

Insurance Policies	45

Insured Claims	54

Insurer	56

IP Rights	43

JS	16

Known Leakage Amount	49

Leakage	45

Leakage Claim(s)	51

Legal Entity	28

Losses	50

Material Agreements	40

Merger Clearance	30

Net Working Capital	15

Net Working Capital Shortfall	15

Net Working Capital Surplus	15

Neutral Auditor	19

Notice of Disagreement	25

Notice of Objection	18

Notice(s)	67

Objections	19

Operational Default Event	27

Owned IP Rights	43

Parties	2

Party	2

Payable Preliminary Purchase Price	17

Permitted Leakage	46

Post-Signing Permitted Leakage	49

Pre-Effective Date Tax Period	58

Preliminary Purchase Price	15

Prohibited Recipient	46

Proprietary Software	43

Purchase Price	14

Purchase Price Calculation Items	15

Purchaser	2

Purchaser Financing	30

Purchaser Report	25

Purchaser's Bank Account	29

Purchaser's Claim	50

Purchaser's Guarantee(s)	62

Related Party	35

Related Party Agreements	39

Relevant Tax Matter	60

Relevant Year 2022	21

Relevant Year 2023	21

Relevant Year 2024	21

Representatives	66

Revenues	23

Revised Effective Date Calculation	18

Scheduled Closing Date	11

Seller 1	2

Seller 2	2

Seller 3	2

Seller 3 Company 2 Shares	12

Seller Ratio 1	15

Seller Ratio 2	15

Seller Ratio 3	35

Seller(s)	2

Seller's Bank Account	29

Sellers' Covenants	49

Sellers' Guarantee(s)	34

Sellers' Knowledge	46

Sellers' Representatives	47

Settlement Agreement	34

Signing Date	11

Sold Shares	12

Subsidiary/Subsidiaries	13

Target Companies	10

Target Net Working Capital	15

Target Revenues	22

Tax	58

Tax Audit	58

Tax Authority	58

Tax Indemnification Claim	58

Tax Notification	60

Tax Proceeding	58

Tax Return	58

Third Party Acquirer	27

Third Party Claim	53

Threshold Revenues	22

Total Earn-out Amount	21

Transaction	11

Transaction Bonus Agreements	13

Transaction Bonus Amount	13

Transaction Bonus Settlement Agreements	13

Transaction Bonus Tax	13

Transaction Bonuses	13

Transaction Costs	39

Vendor Loan Agreement	16

Vendor Loan Amount	15

W&I Cap	54

W&I Costs	57

W&I Insurance	56

Recitals

(A)	The Seller 1 is a limited partnership organized under the laws of Germany with its corporate seat in Munich/Germany and registered with the commercial register held with the local court of Munich under HRA 105627.

(B)	The Seller 2 is a limited partnership organized under the laws of Germany with its corporate seat in Cologne/Germany and registered with the commercial register held with the local court of Cologne under HRA 31009.

(C)	The Seller 3 is a professional private equity investment fund (Fonds Professional de Capital Investissement) which is represented by its investment management company Iris Capital Management S.A.S. a simplified joint-stock company (Société par Actions Simplifiée) organized under the laws of France with its corporate seat in Paris/France and registered with the Paris Companies Register (Registre du Commerce et des Sociétés de Paris) under register no. 424 495 315 R.C.S. Paris.

(D)	The Seller 1 and the Seller 2 are the sole shareholders of 123tv Invest GmbH, a limited liability company organized under the laws of Germany with its corporate seat in Munich/Germany and registered with the commercial register held with the local court (Amtsgericht) of Munich under HRB 228351 (the "Company 1").

(E)	The Company 1 and the Seller 3 are the sole shareholders of 123tv Holding GmbH, a limited liability company organized under the laws of Germany with its corporate seat in Munich/Germany and registered with the commercial register held with the local court of Munich under HRB 228364 (the "Company 2"; and jointly with the Company 1, the "Target Companies").

(F)	The Purchaser is a limited liability company, organized under the laws of Germany with its registered seat in Munich, Germany and registered with the commercial register of the local court of Munich under HRB 267579. Sole shareholder of the Purchaser is the Guarantor.

(G)	The Guarantor is a stock listed incorporation organized under the laws of Minnesota USA with its seat in Eden Prairie, Minnesota, USA and registered ISIN US4524652066. The Guarantor is the ultimate shareholder of the Purchaser and shall be responsible for the fulfillment of certain obligations of the Purchaser under this Agreement.

(H)

The Sellers simultaneously enter into a waiver agreement under Part A of the frame agreement, Part B of which is this sale and purchase agreement (the "Agreement"), by which the Group Companies and 1-2-play GmbH are released by the Sellers and any other parties thereto from any shareholders' agreement entered into with the Sellers and any other parties and any liabilities and obligations in relation thereto.

(I)	By entering into this Agreement, (i) the Seller 1 and the Seller 2 intend to sell to the Purchaser all of their shares in the Company 1, (ii) the Seller 3 intends to sell to the Purchaser all of its shares in the Company 2 and (iii) the Purchaser intends to acquire from the Sellers all such shares in the Target Companies (the "Transaction").

Now, therefore, the Parties agree as follows:

1.	Certain Definitions; Transaction Dates

1.1	"AktG" shall mean the German Stock Corporation Act (Aktiengesetz).

1.2	"BGB" shall mean the German Civil Code (Bürgerliches Gesetzbuch).

1.3	"Business Day" shall mean any day (other than Saturdays and Sundays) on which banks are open for general business in Munich and Cologne, Germany, Paris, France, New York and Minnesota, USA.

1.4	"Closing Date" shall be the day on which all Closing Actions (as defined in Section 12.1 below) have taken place or have been duly waived in accordance with the terms of this Agreement.

1.5	"Effective Date" shall be July 31, 2021, 24:00 hrs. CST.

1.6	"HGB" shall mean the German Commercial Code (Handelsgesetzbuch).

1.7	"Scheduled Closing Date" shall be (i) the fifth (5th) Business Day after the day on which all Closing Conditions (as defined in Section 11.1 below) have been fulfilled or duly waived or (ii) any other date on which the Parties agree in writing after the Signing Date.

1.8	"Signing Date" shall be the date on which this Agreement has been entered into by the Parties in notarized form.

2.	Corporate Status

2.1	The Company 1 is a limited liability company organized under the laws of Germany with its corporate seat in Munich/Germany and registered with the commercial register held with the local court of Munich under HRB 228351.

2.2	The Company 1 has a registered share capital in the amount of EUR 26,294.00 which is divided into 26,294 shares, each in a nominal value of EUR 1.00, with the consecutive share numbers set out below pursuant to the most recent shareholders' list kept with the commercial register, which are held by the Seller 1 and the Seller 2 as follows (the "Company 1 Shares"):

Seller	Consecutive Share Nos.	Total Nominal Value in EUR	Percentage of the registered share capital / shareholding quota (rounded)
Seller 1	1 – 12,117	13,411.00	51.00%
	25,001 – 26,294
Seller 2	12,118 – 25,000	12,883.00	49.00%
Sum	-	26,294.00	100.00%

2.3	The Company 2 is a limited liability company organized under the laws of Germany with its corporate seat in Munich and registered with the commercial register held with the local court of Munich under HRB 228364.

2.4	The Company 2 has a registered share capital in the amount of EUR 36,079.00 which is divided into 36,079 shares, each in a nominal value of EUR 1.00, with the consecutive share numbers set out below pursuant to the most recent shareholders' list kept with the commercial register, which are held by the Company 1 and the Seller 3 as follows (the shares held by the Seller 3 as per the table below, the "Seller 3 Company 2 Shares"; and jointly with the Company 1 Shares the "Sold Shares"):

Seller	Consecutive Share Nos.	Nominal Value in EUR	Percentage of the registered share capital / shareholding quota (rounded)
Company 1	1 – 26,313	26,313.00	72.93%
Seller 3	26,314 – 36,079	9,766.00	27.07%
Sum	-	36.079.00	100.00%

2.5	The Company 2 holds, directly or indirectly, participations in the following Legal Entities:

2.5.1	The Company 2 holds all shares in 123tv Beteiligungs GmbH with corporate seat in Munich/Germany, registered with the commercial register held with the local court of Munich under HRB 228628.

2.5.2	The Company 2 holds indirectly via 123tv Beteiligungs GmbH all shares in 1-2-3.TV GmbH with corporate seat in Grünwald/Germany, district of Munich, registered with the commercial register held with the local court of Munich under HRB 151802 (123tv Beteiligungs GmbH and 1-2-3.TV GmbH each individually also a "Subsidiary" and collectively the "Subsidiaries"; the Subsidiaries and the Target Companies each individually also a "Group Company" and collectively the "Group Companies" or the "Group").

2.5.3	The Company 2 holds indirectly via 1-2-3.TV GmbH all shares in 1-2-play GmbH with corporate seat in Grünwald/Germany, district of Munich, registered with the commercial register held with the local court of Munich under HRB 162852.

2.6	1-2-3.TV GmbH and certain managers of 1-2-3.TV GmbH set out in Exhibit 2.6 -1 (the "1-2-3.TV Managers") have agreed on certain transactions bonuses to be paid to the 1-2-3.TV Managers (the "Transaction Bonuses" and each partial amount of a Transaction Bonus to be paid to a 1-2-3.TV Manager on its respective due date, a "Transaction Bonus Amount") under agreements attached hereto for information purposes as Exhibit 2.6-2 ("Transaction Bonus Agreements"), for which 1-2-3.TV GmbH as employer of the 1-2-3.TV Managers is obliged to withhold and pay wage Taxes and the employee's share of social security contributions (if any) for each payment of a Transaction Bonus Tax (each a "Transaction Bonus Tax"). The Sellers, 1-2-3.TV GmbH and the 1-2-3.TV Managers have entered into settlement agreements attached as Exhibit 2.6-3 pursuant to which the Transaction Bonuses shall not be borne by 1-2-3.TV GmbH but by the Sellers in accordance with the applicable seller ratio and pursuant to which a portion of each Transaction Bonus Amount shall be deducted from the respective Transaction Bonus Amount and paid on account of the respective 1-2-3.TV Manager to 1-2-3.TV GmbH for settlement of the related Transaction Bonus Taxes ("Transaction Bonus Settlement Agreements"). The Sellers have made the 1-2-3.TV Managers aware of the fact that this Agreement and its Exhibits and Schedules will be made available to the public.

3.	Sale and Assignment of the Sold Shares; Approvals

3.1	The Seller 1 hereby sells the Company 1 Shares held by it pursuant to Section 2.2 but in any event all shares held by the Seller 1 in the Company 1 to the Purchaser subject to the terms and conditions of this Agreement, and the Purchaser hereby accepts such sale.

3.2	The Seller 2 hereby sells the Company 1 Shares held by it pursuant to Section 2.2 but in any event all shares held by the Seller 2 in the Company 1 to the Purchaser subject to the terms and conditions of this Agreement, and the Purchaser hereby accepts such sale.

3.3	The Seller 3 hereby sells the Seller 3 Company 2 Shares but in any event all shares held by the Seller 3 in the Company 2 to the Purchaser subject to the terms and conditions of this Agreement, and the Purchaser hereby accepts such sale.

3.4	Subject to the condition precedent (aufschiebende Bedingung) that the Closing Actions pursuant to Sections 12.1.4 through 12.1.6 have taken place or have been duly waived, each of the Sellers hereby transfers (abtreten) to the Purchaser the respective Sold Shares sold by it under this Agreement, and the Purchaser accepts such transfers.

3.5	The sale of the Sold Shares includes all rights and obligations associated with or otherwise pertaining to the respective Sold Shares including the rights to any profits of the Target Companies for the current business year of the Target Companies and the profits of any previous business years, to the extent they have not been distributed before the Effective Date.

3.6	The shareholders' meeting of the Company 1 has approved the sale and transfer of the respective Sold Shares from the Seller 1 and the Seller 2 to the Purchaser under this Agreement with shareholders' resolution, a copy of which is attached hereto as Exhibit 3.6-1. The shareholders' meeting of the Company 2 has approved the sale and transfer of the respective Sold Shares from the Seller 3 to the Purchaser under this Agreement with shareholders' resolution, a copy of which is attached hereto as Exhibit 3.6-2.

3.7	The Sellers hereby waive any and all pre-emptive rights, rights of first refusal or offer and similar rights with regard to the sale and transfer of the Sold Shares to the Purchaser.

4.	Purchase Price; Preliminary Purchase Price; Vendor Loan; Payment of the Purchase Price

4.1	The aggregate purchase price payable by the Purchaser to the Sellers for the Sold Shares (the "Purchase Price") shall be equal to the balance of

4.1.1	EUR 80,000,000.00 (in words: eighty million Euro) (the "Enterprise Value");

4.1.2	plus the Effective Date Cash of the Group Companies as of the Effective Date; the "Effective Date Cash" is defined in Exhibit 4.1.2; and

4.1.3	minus the Effective Date Debt of the Group Companies as of the Effective Date; the "Effective Date Debt" is defined in Exhibit 4.1.3; and

4.1.4	plus the Net Working Capital Surplus (as defined in Section 4.2 below) or minus the Net Working Capital Shortfall (as defined in Section 4.2 below), as the case may be;

4.1.5	minus 50% of the W&I Costs, i.e. an amount of EUR 127,452.00 (in words: one hundred twenty-seven thousand four hundred fifty-two Euros); and

4.1.6	minus Permitted Leakage amounts for the items set forth under (i) no. 2 and 4 of Exhibit 13.17.1 and (ii) no. 2 and 4 through 8 of Exhibit 14.2 in an aggregate amount of EUR 105,624.25;

(the items under Section 4.1.2 through Section 4.1.4 collectively, the "Purchase Price Calculation Items").

4.2	"Net Working Capital Surplus" is the amount by which the Net Working Capital (as defined in Exhibit 4.2) of the Group Companies as of the Effective Date exceeds an amount of EUR 7,131,084.86 (in words: seven million one hundred thirty-one thousand eighty-four Euros and eighty-six Cent) (the "Target Net Working Capital"), if any, and the "Net Working Capital Shortfall" is the amount by which the "Net Working Capital" of the Group Companies as of the Effective Date falls short of the Target Net Working Capital, if any.

4.3	The Purchase Price and each of the Purchase Price Calculation Items shall be determined on the basis of the Effective Date Accounts (as defined in Section 5.1 below) which have become final and binding in accordance with Section 5 below.

4.4	The Sellers and the Purchaser agree that Exhibit 4.4 sets out the good faith estimate as of the Signing Date of the Effective Date Cash, the Effective Date Debt, the Net Working Capital Surplus and, consequently, the Purchase Price (the "Preliminary Purchase Price") it being understood that certain balance sheet items of 1-2-3.tv Holding GmbH and 1-2-3.tv Invest GmbH have not been considered in Exhibit 4.4 but shall be considered in the determination of the Purchase Price in the Effective Date Accounts.

4.5	The Preliminary Purchase Price shall – as agreement among the Sellers – be divided and allocated among Seller 1, Seller 2 and Seller 3 in the ratio as set out in Exhibit 4.5 (such ratio, the "Seller Ratio 1").

4.6	The claim for payment of a portion of the Purchase Price in the total amount of EUR 18,000,000.00 (in words: eighteen million Euro) ("Vendor Loan Amount") and for each Seller a claim for payment of a portion of the Purchase Price in an amount which is equal to the Vendor Loan Amount multiplied with the relevant ratio as set out in Exhibit 4.6 (such ratio the "Seller Ratio 2") shall not be paid to the Sellers on the Scheduled Closing Date but shall be novated into claims for repayment of a vendor loan in accordance with the vendor loan agreement ("Vendor Loan Agreement"), into which the Parties and 1-2-3.TV GmbH enter into in part C of the present deed and the effectiveness of which is subject to the condition precedent of the transfer in rem of the Sold Shares pursuant to Section 3.4.

4.7	The Preliminary Purchase Price minus the Vendor Loan Amount, i.e. an amount of EUR 67,848,212.11 (in words: sixty-seven million eight hundred forty-eight thousand two hundred twelve Euros and eleven Cent), and minus any Known Leakage Amount (if any) ("Closing Cash Purchase Price") shall be paid by the Purchaser as follows:

4.7.1	A portion of the Closing Cash Purchase Price which is equal to the amount of the relevant Transaction Bonus Amount for the 1-2-3.TV Manager Iris Ostermaier becoming due on the Closing Date pursuant to the respective Transaction Bonus Settlement Agreement ("Bonus Payment IO") shall be paid upon instruction of the Sellers (such instruction being hereby irrevocably rendered from the Sellers to the Purchaser) and by abbreviation of payment (abgekürzter Zahlungsweg) in (to such extent) fulfillment of and with debt releasing effect (schuldbefreiende Wirkung) as regards the obligation of the Purchaser vis-à-vis the Sellers to pay the Closing Cash Purchase Price and in fulfillment of the obligations of the Sellers under the Transaction Bonus Settlement Agreement with Iris Ostermaier by the Purchaser to 1-2-3.TV GmbH into the 1-2-3.TV Bank Account (as defined in Section 10.3 below);

4.7.2	A portion of the Closing Cash Purchase Price which is equal to the amount of the relevant Transaction Bonus Amount for the 1-2-3.TV Manager Jörg Simon ("JS") becoming due on the Closing Date pursuant to the respective Transaction Bonus Settlement Agreement ("Bonus Payment JS") shall be paid upon instruction of the Sellers (such instruction being hereby irrevocably rendered from the Sellers to the Purchaser) and by abbreviation of payment (abgekürzter Zahlungsweg) in (to such extent) fulfillment of and with debt releasing effect (schuldbefreiende Wirkung) as regards the obligation of the Purchaser vis-à-vis the Sellers to pay the Closing Cash Purchase Price and in fulfillment of the obligations of the Sellers under the Transaction Bonus Settlement Agreement with JS by the Purchaser to 1-2-3.TV GmbH into the 1-2-3.TV Bank Account;

4.7.3	the remaining amount of the Closing Cash Purchase Price, after deduction of the amounts set out in Sections 4.7.1 and 4.7.2, shall be paid to the Sellers in accordance with the Seller Ratio 1 on the Scheduled Closing Date as follows (the "Payable Preliminary Purchase Price"; the respective partial amount of the Payable Preliminary Purchase Price so allocated to each Seller each an "Individual Payable Preliminary Purchase Price"):

(a)	31.18727% of the Payable Preliminary Purchase Price, shall be paid to the Seller 1 into the respective Seller's Bank Account (as defined below in Section 10.1) of the Seller 1;

(b)	29.96201% of the Payable Preliminary Purchase Price, shall be paid to the Seller 2 into the respective Seller's Bank Account of the Seller 2;

(c)	38.85072% of the Payable Preliminary Purchase Price, shall be paid to the Seller 3 into the respective Seller's Bank Account of the Seller 3.

4.8	Within fifteen (15) Business Days after the date on which the Effective Date Accounts have become final and binding in accordance with Section 5 and, therefore, the Purchase Price has finally been determined, an adjustment amount as set out in Sections 4.8.1 or 4.8.2, as applicable, (each an "Adjustment Amount") shall become payable from the Purchaser to the Sellers or from the Sellers to the Purchaser, as the case may be, as follows:

4.8.1	If the Purchase Price (as finally determined based on the Effective Date Accounts) exceeds the Preliminary Purchase Price, the excess amount shall be paid by the Purchaser to the Sellers into the respective Seller's Bank Account.

4.8.2	If the Purchase Price (as finally determined based on the Effective Date Accounts) falls short of the Preliminary Purchase Price, the excess amount shall be paid by the Sellers to the Purchaser into the Purchaser's Bank Account (as defined below in Section 10.2).

4.9	Any Adjustment Amount payable from the Purchaser to the Sellers shall be divided and allocated between the Sellers in accordance with their respective Seller Ratio 1 and paid to the respective Seller into the respective Seller's Bank Account pursuant to Section 10.1. Any Adjustment Amount payable by the Sellers to the Purchaser shall be payable by the Sellers as individual and not as joint and several debtors (Teilschuldner) in a portion which is equal to their respective Seller Ratio 1. The Parties acknowledge that a payment of the Adjustment Amount shall pursuant to the Transaction Bonus Settlement Agreements not trigger any payment obligations of a Party and/or a Group Company towards any of the 1-2-3.TV Managers.

5.	Effective Date Accounts

5.1	The Sellers prior the Closing Date and – after the Closing Date – the Purchaser shall procure that, the management of the Group Companies will prepare unaudited interim financial statements of all Group Companies pursuant to the provisions of the HGB as of the Effective Date (the "Effective Date Accounts") as soon as reasonably possible after the Signing Date, but within twenty (20) Business Days after the Closing Date at the latest.

5.2	The Effective Date Accounts shall be prepared in accordance with this Agreement and taking first priority with German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) ("German GAAP") and (in particular to the extent that no mandatory German GAAP provisions exist) taking second priority consistent with past accounting practice (unter Wahrung der Grundsätze der Bilanzierungs- und Bewertungskontinuität) as applied in the financial statements for the fiscal year ending on December 31, 2020, it being understood that deviating from such financial statements all Group Companies shall be fully consolidated in the Effective Date Accounts.

5.3	The Sellers prior to the Closing Date and – after the Closing Date – the Purchaser shall procure that, as soon as the Effective Date Accounts have been prepared but within twenty (20) Business Days after the Closing Date at the latest, the management of the Group Companies will provide the Purchaser and the Sellers with a copy of the Effective Date Accounts together with a statement setting forth the calculation of the (i) Effective Date Cash, (ii) the Effective Date Debt, (iii) the Net Working Capital and (iv) the calculation of the Purchase Price pursuant to Section 4.1 above (collectively the "Effective Date Calculation").

5.4	The Effective Date Accounts and the Effective Date Calculation shall become binding as between the Parties to the extent that the Purchaser and/or the Sellers do not within six (6) weeks after the receipt of both, the Effective Date Accounts and the Effective Date Calculation, provide the respective other Party(ies) with (i) a written notice asserting that the Effective Date Accounts and/or the Effective Date Calculation do/does not meet the provisions of this Agreement by – to the extent possible from the available information - way of stating specific objections to specific balance sheet items and providing supporting evidence to that effect ("Notice of Objection") and/or a revised Effective Date Calculation (the "Revised Effective Date Calculation"), as applicable, prepared by the objecting Party(ies) which shall take into account the changes that are necessary in its/their view. If no written objections are raised by any of the Parties within six (6) weeks following the receipt of the Notice of Objection and/or the Revised Effective Date Calculation, as the case may be, by the relevant other Party(ies), then the Notice of Objection and/or the Revised Effective Date Calculation, as applicable, shall be final and binding on the Parties.

5.5	The Sellers and – after the Closing Date – the Purchaser shall – to the extent legally permissible – procure that the Group Companies assist the Sellers and the Purchaser in the review of the Effective Date Accounts and the Effective Date Calculation (as defined in Section 5.3 above) as well as the Objections by providing all information and documentation that (i) is relevant for or in connection with the preparation of the Effective Date Accounts and the Effective Date Calculation, and (ii) has been requested by the Sellers, the Purchaser or the their advisors and is required for the review of the Effective Date Accounts and the Effective Date Calculation, whereby the Sellers and – after the Closing Date – the Purchaser shall – to the extent legally permissible – procure that the Group Companies shall procure that the Sellers and the Purchsaser and their advisors are granted access to all documents, relevant employees and advisors of the Group Companies, each as reasonably necessary in order to verify Effective Date Financial Statements and the Objections.

5.6	If, after the Sellers and/or the Purchaser having raised in time their objections against the Notice of Objection and/or the Revised Effective Date Calculation (the "Objections"), the Sellers and the Purchaser cannot agree on the items mentioned in the Notice of Objection and/or the Revised Effective Date Calculation within four (4) weeks following the delivery of the Objections, the Sellers and the Purchaser shall each unilaterally be entitled to request Ebner Stolz (the "Envisaged Auditor"), or any other audit firm of international standing the Purchaser and the Sellers may mutually agree upon to determine the amount of the (i) Effective Date Cash, (ii) the Effective Date Debt and (iii) the Net Working Capital, if and to the extent such positions are in dispute between the Sellers and the Purchaser. The requesting Party shall immediately notify the other Party if it has retained the Envisaged Auditor or such other audit firm as the Sellers and the Purchaser mutually agreed upon. If the Envisaged Auditor or such other audit firm the Sellers and the Purchaser have mutually agreed upon refuses to accept the instruction to issue such written opinion for any reason, and the Sellers and the Purchaser do not agree on the retention of another audit firm within five (5) Business Days after a respective written request of either Party either of the Sellers on the one side and the Purchaser on the other side shall be entitled to request the selection of an international audit firm by the German Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.), which audit firm shall then be retained by the Sellers or the Purchaser requesting such retention (the audit firm finally retained in accordance with this Section 5.6 the "Neutral Auditor").

5.7	The Neutral Auditor shall act as an expert (Schiedsgutachter) in the meaning of Section 317 BGB, and not as an arbitrator (Schiedsrichter). The Neutral Auditor shall decide only on the specific line items in dispute between the Parties as set out in the Objections in accordance with the principles set out in Section 4 above and this Section 5 and shall give the Sellers and the Purchaser adequate opportunity to present their views in writing and at hearings (also via telephone or video call) to be held in the presence of the Sellers and the Purchaser and their advisors. In particular, the Neutral Auditor shall give the Parties reasonable opportunity to comment on a draft of his/her final decision. The final decision of the Neutral Auditor must not fall beyond or outside the positions taken by the Sellers and the Purchaser. The Neutral Auditor shall give reasons for its decision and on the specific line items in dispute between the Sellers and the Purchaser.

5.8	The Seller prior to the Closing Date and – after the Closing Date - the Purchaser shall ensure that until the Effective Date Accounts and the Effective Date Calculation have become final and binding between the Parties in accordance with this Agreement, all information and documents relevant therefore shall be kept available and made available to the Neutral Auditor; the Purchaser also undertakes to ensure that the Neutral Auditor receives the cooperation from the Group Companies required for the performance of the mandate. For the purpose of fulfilling its mandate hereunder, the Neutral Auditor shall: (i) have the right to access the documents, employees, auditor and advisors of the Parties and the Group Companies, (ii) apply the provisions of this Agreement, however not deciding on the legal assessment of this Agreement, (iii) take into consideration the observations, allegations and disputes of the Parties to the extent it deems appropriate, giving a concise explanation of the reasons for their acceptance or rejection, (iv) limit the review only to the matters in dispute between the Parties, and (v) if requested by either Party, hear the Parties and their advisors, authorizing the filing of written notes.

5.9	The Effective Date Accounts and the Effective Date Calculation as determined by the Neutral Auditor shall be final and binding on the Parties subject to Section 319 BGB.

5.10	The Neutral Auditor shall also determine the allocation of costs of its retention in accordance with the principles set out in Sections 91, 92 of the German Civil Procedural Code (Zivilprozessordnung – ZPO) between the Parties. The Sellers agree that as among them, costs of the Neutral Auditor so allocated to the Sellers by the Neutral Auditor shall be borne by the Sellers in proportion to the Seller Ratio 1. If and to the extent the Neutral Auditor requests advance payments towards its costs, the Sellers on the one side and the Purchaser on the other side are mutually obliged to make such payments in equal parts. Such advance payments shall be settled between the Sellers and the Purchaser upon the final determination of the cost allocation in accordance with sentence 1 of this Section 5.10. For any portion of costs for which any of the Sellers shall be liable under this Section 5.10, the Sellers shall be jointly and severally liable.

6.	Earn-out

6.1	The Purchaser shall pay to the Sellers in addition to the Purchase Price an additional purchase price (the "Earn-out") equal to the Total Earn-out Amount (as defined in Section 6.2 below), which shall be calculated and become payable according to Sections 6, 7 and 8.

6.2	The "Total Earn-out Amount" shall be the balance of the Earn-out Amount payable for each Relevant Year.

6.3	A "Relevant Year" shall be each of the financial years of the Group Companies comprising twelve (12) consecutive months and ending on December 31, 2022 (the "Relevant Year 2022"), December 31, 2023 (the "Relevant Year 2023") and December 31, 2024 (the "Relevant Year 2024"), provided that the Purchaser shall be entitled to change the financial year of the Group Companies in such way that it ends on January 29. In such event provided that it has occurred before January 29, 2022, the term Relevant Year shall refer to such adjusted financial year (i.e. the Relevant Year 2022, 2023 and 2024 shall start on January 30, 2022, 2023, 2024 and shall end on January 29, 2023, 2024 and 2025 respectively).

6.4	The "Earn-out Amount" for each Relevant Year shall be calculated as follows:

6.4.1	In case the Revenues (as defined below) for a Relevant Year amount to at least the Target Revenues for such Relevant Year the Earn-out Amount for such Relevant Year shall amount to EUR 14,000,000.00. In case the Revenues for a Relevant Year amount to equal or less than the Threshold Revenues for such Relevant Year, no Earn-out Amount for such Relevant Year shall be payable in such Relevant Year, whereby Section 6.4.2 shall remain unaffected. If the Revenues for a Relevant Year amount to more than the Threshold Revenues for such Relevant Year but less than the Target Revenues for such Relevant Year the Earn-out Amount for such Relevant Year shall be equal to an amount which is interpolated linearly between EUR 0 and EUR 14,000,000.00.

6.4.2	The calculation of the Earn-out Amounts shall be subject to a catch-up mechanism to cater for the possibility to earn the Total Earn-out Amount. If in any Relevant Year, the Revenues exceed the Target Revenues, such excess amount shall be added to the Revenues of (i) firstly, the preceding Relevant Year(s) (if any) if in such Relevant Year(s) the Threshold Revenues were not exceeded and/or the Target Revenues were not reached or exceeded (and consequently not the entire Earn-out Amount has been paid) by such amount of the excess amount until the Target Revenues are met and to the result that the portion of the Earn-out Amount not paid to the Sellers may be earned in the following Relevant Year(s), and, (ii) secondly, the following Relevant Year(s) (if any) to the result that the excess amount shall be accounted for in the calculation of the Earn-out Amount as if such Revenues had been earned in such Relevant Year, provided that in any case the maximum aggregate Total Earn-out Amount shall not exceed EUR 42,000,000.00.

As example:

(a)	If in the Relevant Year 2022 the Revenues amount to the Threshold Revenues (i.e. a shortfall from the Target Revenues in this Relevant Year of EUR 30,225,000) and in the Relevant Year 2023 the Revenues amount to the Target Revenues and in the Relevant Year 2024 the Revenues exceed the Target Revenues by an amount which is equal to the difference between the Target Revenues and the Threshold Revenues for the Relevant Year 2022 (i.e. EUR 30,225,000), the following Earn-out Amounts become payable: EUR 0 for the Relevant Year 2022, EUR 14,000,000.00 for the Relevant Year 2023 and EUR 28,000,000.00 for the Relevant Year 2024.

(b)	If in the Relevant Year 2022 the Revenues amount to EUR 268,835,000.00 (i.e. an excess amount of EUR 37,110,000.00) and in the Relevant Year 2023 the Revenues amount to the Target Revenues and in the Relevant Year 2024 the Revenues amount to the Threshold Revenues, the following Earn-out Amounts become payable: EUR 14,000,000.00 for each Relevant Year of 2022, 2023 and 2024.

6.4.3	The "Threshold Revenues" are set forth on Exhibit 6.4.3.

6.4.4	The "Target Revenues" are set forth on Exhibit 6.4.4.

6.4.5	"Revenues" shall be the revenues (Umsatzerlöse) of the business of the Group Companies according to Section 275 para. 2 no. 1 HGB determined on the basis of the consolidated (consolidating all of the Group Companies) financial statements of the Company 1 for the applicable Relevant Year as finally determined according to Section 7.

6.5	Each Earn-out Amount and the Total Earn-out Amount shall not be a negative amount.

6.6	The maximum aggregate Total Earn-out Amount shall not exceed EUR 42,000,000.00.

6.7	The Earn-out Amount for each Relevant Year shall be finally determined between the Parties according to Section 7.

6.8	A sample calculation of the Earn-out Amounts based on purely illustrative figures and the catch-up mechanism pursuant to Section 6.4.2 is set out for illustration purposes in Exhibit 6.8.

6.9	The Earn-out Amount for any given Relevant Year shall in the amount set out in the Purchaser Report become due for payment within thirty (30) days after delivery of the Purchaser Report to the Sellers. If and to the extent that the Earn-out Amount that has become final and binding between the Parties in accordance with this Agreement exceeds the Earn-out Amount set out in the applicable Purchaser Report, the excess amount plus interest pursuant to Section 6.11 shall be due for payment within ten (10) Business Days after having become final and binding as set out in Section 7.6.

6.10	If the Purchaser (i) fails to provide the Purchaser Report when due in accordance with Section 7.2 with respect to any given Relevant Year, and does not deliver such Purchaser Report, within further ten (10) Business Days after a written warning of the Sellers or, (ii) is in material and continued default of its obligations under Section 9 and does not remedy such default, within further twenty (20) Business Days after a written warning of the Sellers (each a "Default Event"), the minimum amount of the Earn-out Amount for the Relevant Year in which the Default Event occurs shall, deviating from any of the foregoing, be EUR 14,000,000.00 each for the Relevant Year 2022, the Relevant Year 2023 and/or the Relevant Year 2024, as applicable, and in case of the Relevant Year 2023 and/or the Relevant Year 2024 increased by the relevant amount pursuant to Section 6.4.2 (if any) and the aggregate amount for the respective Relevant Year shall become due for payment sixty (60) days following the relevant Default Event (and not be subject to any repayment). Section 6.6 remains unaffected.

6.11	Any Earn-out Amount shall bear interest of six percent (6%) p.a., calculated on basis of the Earn-out Amount that becomes final and binding for the period from the applicable Earn-out Due Date to the date the excess amount becomes due pursuant to Section 6.9. The "Earn-out Due Date" shall mean with respect to any given Relevant Year the date that falls thirty (30) days after the expiry of the period pursuant to Section 7.2. Section 10.5 shall remain unaffected, provided that as regards the excess amount that becomes due pursuant to Section 6.9, Section 10.5 shall apply only as of the expiry of the due date pursuant to Section 6.9 last sentence.

6.12	The Total Earn-out Amount and any component thereof shall – as agreed between the Sellers – be divided and allocated among Seller 1, Seller 2 and Seller 3 in the Seller Ratio 2 and shall be paid to the respective Seller into the respective Seller's Bank Account pursuant to Section 10.1.

6.13

In the event that the payment of any Earn-out Amount triggers the obligation of the Sellers to pay a Transaction Bonus to any 1-2-3.TV Manager, the Purchaser shall upon notification of the Sellers of the relevant calculation be entitled to withhold the respective Transaction Bonus including the respective Transaction Bonus Tax from the respective Earn-out Amount and shall directly pay to 1-2-3.TV GmbH such Transaction Bonus including the respective Transaction Bonus Tax and undertakes vis-à-vis the Sellers to procure that 1-2.3.TV GmbH pays on the respective due date of the Earn-out Amount the Transaction Bonus (less any Transaction Bonus Tax) to the 1-2-3.TV Manager and the Transaction Bonus Tax to the Tax Authorities in such amount as calculated by 1-2-3.TV GmbH based on the amount of the payable Transaction Bonus as notified by the Sellers (such notice to be delivered at the latest ten (10) Business Days prior to the relevant due date) in accordance with the Transaction Bonus Settlement Agreement. The Purchaser shall procure that 1-2-3.TV GmbH provides evidence of the payment of the Transaction Bonus including the Transaction Bonus Tax by written notice to the Sellers.

7.	Earn-out Financial Statements

7.1	The Purchaser undertakes vis-à-vis the Sellers without undue delay after the end of each Relevant Year to prepare with the assistance of the Group Companies non-audited annual consolidated (consolidating all of the Group Companies) financial statements of the Company 1 (the "Earn-out Financial Statements"). The Earn-out Financial Statements shall be prepared in accordance with German GAAP applied on a basis consistent with past accounting practice as applied in the financial statements for the fiscal year ending on December 31, 2020 and the Effective Date Accounts (unless mandatory law requires otherwise); it being understood that all Group Companies shall be fully consolidated.

7.2	The Purchaser shall deliver to the Sellers without undue delay after preparation of the Earn-out Financial Statements however in any event by no later than five (5) months after expiry of a Relevant Year the Earn-out Financial Statements for the applicable Relevant Year and a report prepared by the Purchaser setting forth the Earn-out Amount for the given Relevant Year (the "Purchaser Report"). The Purchaser shall deliver to the Sellers audited annual consolidated (consolidating all of the Group Companies) financial statements of the Company 1 for each Relevant Year without undue delay after preparation for information purposes.

7.3	The Sellers, directly and through their advisors, shall have the right to verify the Earn-out Financial Statements, the Purchaser Report and all underlying documents and information, it being understood that the Purchaser shall procure that the Sellers and their advisors are granted access to all documents, relevant employees and advisors of the Group Companies, each as reasonably necessary in order to verify the Earn-out Financial Statements and the Purchaser Report. The Sellers shall have the right to send, by no later than six (6) weeks after having received the respective Earn-out Financial Statements and the respective Purchaser Report, a written notice to the Purchaser of their disagreement with the Earn-out Amount for the respective Relevant Year as specified in the Purchaser Report by – to the extent possible from the available information - way of stating specific objections to specific balance and/or profit and loss sheet items and providing supporting evidence to that effect as well as by attaching a revised calculation of the Earn-out Amount payable in the Relevant Year from the Sellers’ point of view ("Notice of Disagreement").

7.4	If a Notice of Disagreement is timely sent, during a period of ten (10) Business Days following receipt of such notice by the Purchaser, the Parties will use commercially reasonable efforts to resolve the disputed matters by mutual agreement. If, at the end of such period, the Parties fail to reach an agreement, upon request of the Sellers or the Purchaser, the dispute shall be submitted to the Neutral Auditor. Sections 5.5 through 5.10 shall apply mutatis mutandis.

7.5	The Neutral Auditor shall deliver to the Parties his written decision, setting forth the Earn-out Amount for the applicable Relevant Year, which Earn-out Amount shall not fall beyond or outside the positions taken by the Purchaser in the Purchaser Report on the one end and the Sellers in the Notice of Disagreement on the other end, within thirty (30) Business Days from the acceptance of the mandate.

7.6	The Earn-out Amount for any given Relevant Year shall become final and binding between the Purchaser and the Sellers as follows:

7.6.1	the Earn-out Amount set out in a Purchaser Report shall become final and binding between the Parties if and when (i) the Sellers declare in writing their agreement with such Earn-out Amount, or (ii) no Notice of Disagreement is delivered by the Sellers to the Purchaser, within six (6) weeks as set out under Section 7.3 above;

7.6.2	if the Parties find written agreement on the Earn-out Amount for a Relevant Year, the Earn-out Amount shall become final and binding between the Parties in such agreed amount and on the date of such agreement;

7.6.3	if the Neutral Auditor determines the Earn-out Amount, such Earn-out Amount shall become final and binding between the Parties on the date the Neutral Auditor issues its report, subject to manifest (offensichtliche) errors (such as calculation errors, or manifest deviations from the terms of this Agreement), which the Neutral Auditor shall in any event correct;

whichever occurs earlier.

8.	Earn-out Protection

8.1	The Parties agree that the Earn-out requires that the Group will within the Relevant Years continue to be managed on a stand-alone basis and that the Sellers require adequate protection as set forth in this Agreement.

8.2	The Parties agree that - unless an Operational Default Event exists - Revenues shall be normalized (normalisiert) if and to the extent that measures are taken after the Closing Date (i) to reduce the Revenues for a Relevant Year, (ii) which result in a postponement of the Revenues to another time period which is not a Relevant Year, (iii) which lead to Revenues occurring at another Legal Entity (as defined in Section 8.6 below) other than a Group Company founded or acquired by any Group Company or the Purchaser or (iv) which result in deviations from past accounting practices as applied in the financial statements for the fiscal year ending on December 31, 2020, unless such deviations are required in order to comply with applicable German laws, in each case of (i) through (iv) unless the Sellers have given their explicit prior written consent to such measure or have not objected against such measures within ten (10) Business Days after being notified about the relevant measure by the Purchaser, in which case the Sellers’ consent shall be deemed granted.

8.3	The Parties agree that if an Operational Default Event (as defined in Section 8.4) occurs the Earn-out Amount(s) payable for the Relevant Year in which the Operational Default Event occurs and for any subsequent Relevant Year(s) (if any) (such Relevant Year(s) together the "Acceleration Year(s)") shall for each Acceleration Year be equal to EUR 14,000,000.00, and in case of the Relevant Year 2023 and/or the Relevant Year 2024 increased by the relevant amount pursuant to Section 6.4.2 (if any) (the resulting aggregate amount the "Acceleration Payment Amount"). Section 6.6 remains unaffected.

8.4

An "Operational Default Event" shall be any of the following measures after the Closing Date, in each case unless the Sellers have given their explicit prior written consent in writing to such measure or have not objected against such measure within ten (10) Business Days after being notified about the relevant measure by the Purchaser, in which case the Sellers' consent shall be deemed granted:

8.4.1	Any change of the firms or brand name of a Group Company so that no longer 123, 1-2-3 or 1.2.3 is part of the relevant firm or brand name;

8.4.2	any restructuring (Umstrukturierung) of a Group Company, by way of merger, split, spin-off or otherwise or any measures having a similar effect due to which the majority of the shares in a Group Company or the majority of the assets of all Group Companies is transferred to a Third Party Acquirer; whereby "Third Party Acquirer" means any Legal Entity, individual person or group of any of the foregoing which is not the Purchaser, a Group Company or an Affiliate of the Purchaser;

8.4.3	any sale and/or transfer of the majority of the shares of a Group Company, or a substantial portion of the assets of the Group Companies to a Third Party Acquirer;

8.4.4	the acquisition of a majority shareholding in another operational Legal Entity, or business unit by a Group Company;

8.4.5	entering into liquidation or dissolution (except as a result of insolvency proceedings) of 1-2-3 tv GmbH (or its legal successor) or the abandonment of any material field of business or material geographical scope of activity of 1-2-3 tv GmbH (or its legal successor);

8.4.6	any transfer of the headquarter of 1-2-3 tv GmbH (or its legal successor) or material parts of its current operational business (and including the revenues billing/collection) out of the Munich area (including a transfer out of Germany);

unless any measures pursuant to Sections 8.4.1 through 8.4.6 were taken to avoid insolvency of the Group Companies.

8.5	The Purchaser has come to the conclusion that JS is a key manager with respect to the business operations of the Group Companies going forward, against this background, the Purchaser envisages to continue the current managing director service agreement of JS at least until the end of the fixed term (i.e. March 31, 2023). In case of any termination by the Group Companies before the end of such fixed term (other than for good cause for which JS is responsible) Section 8.4 shall apply.

8.6	"Affiliates" shall mean any Legal Entities that are affiliated enterprises (verbundene Unternehmen) pursuant to Sections 15 et seqq. AktG provided that with respect to the Sellers the definition of Affiliate shall not include the Group Companies (as defined in Section 2.5.2) and 1-2-play GmbH. "Legal Entity" shall mean any company, corporation, association, partnership or other legal entity established under the laws of any jurisdiction, independent of whether or not it is a separate legal entity.

8.7	In case an Operational Default Event occurs, the Acceleration Payment Amount shall become due and payable within thirty (30) Business Days after occurrence of the Operational Default Event.

9.	Information Rights

9.1	From the Closing Date until the date the last of the Earn-out Amounts becomes final and binding, the Purchaser shall procure that the Sellers are made available quarterly management reports of the Group on a consolidated basis, materially in line with previous management reports, within thirty (30) days following the respective quarter consisting of at least (x) balance sheet, (y) profit and loss accounts, and (z) cash flow statements, each on a quarterly basis and rolling basis of the last twelve (12) months, with a comparison of budgeted to actual figures and explanatory notes of the management of the Group on any significant deviations between budgeted and actual amounts.

9.2	From the Closing Date until the date the last of the Earn-out Amounts becomes final and binding, the Purchaser shall further procure that the Sellers and their advisers

9.2.1	are promptly informed of any Operational Default Event or any other event which may have a significant impact on an Earn-out Amount;

9.2.2	are (based on entering into customary non-reliance letters) granted reasonable access to the management, employees as well as the tax advisers and auditors of the Group Companies as reasonably required in order to determine whether an Operational Default Event has occurred or to verify the Earn-out Financial Statements and/or the Purchaser Report; and

9.2.3	are provided without undue delay with any information and documents in the relevant form in each case as reasonably required in order to determine whether an Operational Default Event has occurred.

10.	Payment Method; Account Details

10.1	Unless explicitly set out otherwise in this Agreement, any payments under this Agreement to the Sellers shall be paid to the bank accounts of the Sellers as set out in Exhibit 10.1 (each a "Seller's Bank Account"), any other account in the European Union or the USA which the respective Seller may notify to the Purchaser at the latest five (5) Business Days prior to the relevant due date or any joint Sellers' account in the European Union or the USA which the Sellers may notify to the Purchaser at the latest five (5) Business Days prior to the relevant due date by joint and unanimous notification.

10.2	Any payments under this Agreement to the Purchaser shall be paid to the bank account of the Purchaser in the European Union or the USA which the Purchaser may notify to the respective Seller at the latest five (5) Business Days prior to the relevant due date (the "Purchaser's Bank Account").

10.3	Any payments under this Agreement to 1-2-3.TV GmbH shall be paid to the bank account of 1-2-3.TV GmbH with Deutsche Bank AG, IBAN DE18 7007 0010 0666 1110 01 and BIC DEUTDEMMXXX (the "1-2-3.TV Bank Account") or any other account in the European Union or the USA which 1-2-3.TV GmbH may notify to the respective Party at the latest five (5) Business Days prior to the relevant due date.

10.4	All payments under this Agreement shall be made by irrevocable wire transfer of immediately available funds in euros free of costs and charges for the recipient (except for costs and charges of the recipient's bank, which shall be borne by the relevant recipient) and with value as of the relevant due date set out in this Agreement. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable to the relevant bank account as per the preceding sentence. The Sellers shall procure that 1-2-3.TV GmbH informs the Purchaser of the receipt of the payments pursuant to Sections 4.7.1 and 4.7.2 immediately after receipt.

10.5	If either Party is in default of any payment to be made by it under this Agreement, such amount shall bear interest at a per annum rate of eight percent (8%) from the due date until the date on which the payment is received by the respective claimant. Any interest payable under this Agreement shall be calculated on the basis of the days elapsed and a 365 days year.

11.	Closing Conditions; Rescission

11.1	The obligations of the Sellers and the Purchaser to perform the Closing Actions shall be subject to the condition precedent that the Closing Conditions (as defined below) have been met or duly waived:

11.1.1	the merger control approval by the Austrian Federal Cartel Authority (Bundeswettbewerbsbehörde; "BWB") has been or is deemed to be obtained (the "Merger Clearance");

11.1.2	the AWV Clearance has been obtained. "AWV Clearance" (and together with the Merger Clearance the "Clearances") shall mean that the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) has

(a)	issued a certificate of non-objection under section 58 para. 1 of the Foreign Trade Ordinance (Außenwirtschaftsverordnung) ("AWV") or a clearance under section 58a para. 1 AWV is granted, provided that such certificate or clearance is either unconditional or any applicable conditions and requirements (including conditions and requirements agreed with the German Federal Ministry for Economic Affairs and Energy under a security agreement) (i) have been accepted by the Party or Parties affected by the conditions and/or requirements and (ii) either have been satisfied or do not need to be satisfied before completion of the Transaction, or, a certificate of non-objection is deemed to be issued according to section 58 para. 2 AWV; or

(b)	in the event of formal investigations pursuant to section 55 para. 1 AWV, failed to prohibit any portion of the Transaction contemplated under this Agreement within the review period pursuant to section 14a Foreign Trade Act (Außenwirtschaftsgesetz);

11.1.3	the Purchaser has procured the financing of the Transaction pursuant to which the Purchaser is entitled to draw funds or has such funds readily available for the financing of the Closing Cash Purchase Price on the Closing Date in an amount of not less than EUR 62,000,000.00 (in words: sixty-two million Euro) (the "Purchaser Financing"), all conditions for the drawing of such funds (if any) have been satisfied and such funds are actually made available to the Purchaser

(the conditions set out in Sections 11.1.1 through 11.1.3 collectively the "Closing Conditions").

11.2	To the extent legally permissible, the Seller and the Purchaser shall be entitled to unanimously waive the Closing Conditions (except for the Closing Condition under Section 11.1.1) in writing. The Parties agree to waive the Closing Condition under Section 11.1.2(a) if the Purchaser has informed the Sellers that the German Federal Ministry for Economic Affairs and Energy has informed the Purchaser or the Parties that there is no obligation to notify.

11.3	In the event that a or the Closing Condition(s) under Sections 11.1.1 and/or 11.1.2 is/are not fulfilled or duly waived within four (4) months after the Signing Date, each of (i) the Sellers (jointly) and (ii) the Purchaser shall be entitled to withdraw (zurücktreten) from this Agreement with immediate effect for all Parties by written notice to the opposite Party/Parties. In the event that the Closing Condition under Section 11.1.3 is not fulfilled or duly waived within seventy-five (75) days after the Signing Date, the Sellers jointly shall be entitled to withdraw (zurücktreten) from this Agreement with immediate effect for all Parties by written notice to the Purchaser.

11.4	In the event of a withdrawal pursuant to Section 11.3 sentence 2 due to the non-fulfillment of the Closing Condition under Section 11.1.3, the Purchaser shall be obliged to make within five (5) Business Days after such withdrawal, a one-time payment of EUR 2,000,000.00 to the Sellers on a pro rata basis according to their respective Seller Ratio 3 as liquidated damages (pauschalierter Schadensersatz) for the non-occurrence of the Closing. The assertion of further damages by the Sellers shall be excluded. Nothing in this Agreement shall prevent a Party to claim for specific performance by another Party instead of a withdrawal pursuant to Section 11.3 sentence 2.

11.5

A withdrawal pursuant to Section 11.3 shall only be valid if the respective Party has received written notice of the withdrawal prior to the date on which the Closing Conditions have been met. In the event of a valid withdrawal, this Agreement shall immediately terminate with effect for all the Parties, and all rights and obligations of either of the Parties hereunder shall cease provided that (i) the provisions set forth in Sections 11.4, 11.5 and 25 through 32.1 shall survive and remain in full force and effect and (ii) the obligations of the Guarantor and the Purchaser under the non-disclosure agreement entered into between the Sellers and the Purchaser on May 7, 2021 shall continue or revive (wiederaufleben), as applicable.

11.6	The Purchaser shall use best efforts to ensure that the Closing Condition under Section 11.1.3 will be fulfilled as soon as reasonably possible after the Signing Date. The Purchaser shall keep the Sellers reasonably informed on the progress of the obtaining of the Purchaser Financing and without undue delay inform the Sellers by providing relevant evidence if one or all Closing Conditions has or have been fulfilled. The Purchaser shall provide the executed documentation on the Purchaser Financing to the Sellers on counsel-to-counsel basis.

12.	Closing; Closing Actions

12.1	On the Scheduled Closing Date at 9:00 a.m. CET, the Parties shall meet at the offices of Noerr Partnerschaftsgesellschaft mbB Rechtsanwälte Steuerberater Wirtschaftsprüfer, in Munich, Germany, or at such other time and/or location as mutually agreed upon between the Parties in writing where the following actions (the "Closing Actions") shall take place simultaneously (Zug um Zug):

12.1.1	The Sellers deliver to the Purchaser (i) resignation letters of the members of the advisory board of 1-2-3.TV GmbH substantially in the form of the drafts attached as Exhibit 12.1.1 and (ii) Settlement Agreements (as defined in Section 12.6) and the corresponding shareholder resolutions.

12.1.2	The Sellers deliver to the Purchaser (i) resignation letters of the managing directors of the Company 1, the Company 2 and 123tv Beteiligungs GmbH substantially in the form of the drafts attached as Exhibit 12.1.2 and (ii) Settlement Agreements (as defined in Section 12.6) and the corresponding shareholder resolutions.

12.1.3	The Sellers deliver to the Purchaser copies of the duly signed termination agreements with effect as per the Closing Date relating to (i) the management agreement between 1-2-3.TV GmbH and 123tv Beteiligungs GmbH, (ii) the management agreement between 123tv Beteiligungs GmbH and ARCUS Capital AG and the overdraft facility agreement (Kontokorrentvereinbarung) between 123tv Beteiligungs GmbH and Emotion Invest Verwaltungs GmbH.

12.1.4	The Purchaser irrevocably pays or procures payment of Bonus Payment IO into the 1-2-3.TV Bank Account pursuant to Section 4.7.1.

12.1.5	The Purchaser irrevocably pays or procures payment of an amount equal to the Bonus Payment JS into the 1-2-3.TV Bank Account pursuant to Section 4.7.2.

12.1.6	The Purchaser irrevocably pays or procures payment of the Individual Payable Preliminary Purchase Prices into the respective Seller's Bank Account as set out in Section 4.7.3.

(it being understood that the Closing Actions under Sections 12.1.4 through 12.1.6 will have occurred, and the respective payment obligations will be fulfilled upon receipt of payment only).

12.1.7	The Sellers deliver to the Purchaser a bring down certificate substantially in the form of the draft attached hereto as Exhibit 12.1.7 (the "Bring Down Certificate").

12.1.8	The Sellers deliver to the Purchaser the original of duly executed powers of attorney (Vollmacht) to adopt in the name and on behalf of the Seller 1 and the Seller 2 or the Company 1 and the Seller 3, respectively, shareholders' resolutions of the Company 1 and the Company 2 after Closing, substantially in the form of the drafts attached as Exhibit 12.1.8.

12.2	Each of the Sellers acting solely for himself/itself shall be entitled to waive (in part or full) the performance of the Closing Action under Section 12.1.6. The Purchaser shall be entitled to waive (in part or full) the performance of the Closing Actions under Sections 12.1.7 and 12.1.8 by written notice to the Sellers. Any other Closing Action may only be waived by mutual agreement in writing between all Sellers acting jointly and the Purchaser.

12.3	If the Closing Actions are not all satisfied or waived in accordance with this Agreement latest on the fifth (5th) Business Day after the Scheduled Closing Date,

12.3.1	the Sellers jointly shall be entitled to withdraw from this Agreement with effect for all Parties and with immediate effect by giving written notice to the Purchaser thereof, unless the non-fulfillment of the applicable Closing Action(s) was caused by a breach by the Sellers of their obligations provided for hereunder; and

12.3.2	the Purchaser may withdraw from this Agreement by giving written notice thereof to the Sellers, unless the non-satisfaction of the relevant Closing Action(s) was caused by a breach of the Purchaser's obligations provided for hereunder, provided in each case that any right of a Party to withdraw from this Agreement pursuant to this Section 12.3 shall cease (verfallen) upon the earlier of (i) the respective Closing Actions, the non-satisfaction of which entitles the Party to such termination, being satisfied or duly waived and (ii) the occurrence of the Closing. The right of either Party to seek, instead of exercising the termination right provided for, specific performance with respect to the Closing Actions to be satisfied by the other Party on the Scheduled Closing Date (in particular, Sellers' right to request payment in accordance with Section 4.7 and respective default interest) shall remain unaffected. Section 11.5, 2nd sentence shall apply mutatis mutandis.

12.4	As soon as all Closing Actions have been performed or duly waived (the "Closing"), the Sellers and the Purchaser shall confirm in a closing protocol substantially in the form of the draft attached as Exhibit 12.4 (the "Closing Protocol") that all Closing Conditions have been met and that all Closing Actions have been duly performed or duly waived, as the case may be, and that Closing has occurred.

12.5	Subject to the condition precedent (aufschiebende Bedingung) pursuant to Section 158 BGB of the receipt of a signed copy of the Closing Protocol, the Sellers and the Purchaser hereby instruct the officiating notary public by joint instruction and authorisation to file with the competent commercial register (Handelsregister) in accordance with Section 40 para. 2 German Limited Liability Companies Act (GmbH-Gesetz – GmbHG), an updated shareholders' lists (Gesellschafterliste) of the Target Companies reflecting the change in the shareholder structure, i.e. the acquisition of the Sold Shares by the Purchaser.

12.6	The Purchaser agrees and accepts that the Sellers will, immediately prior to Closing, pass a shareholders' resolution and enter into general settlement agreements (Generalbereinigungsvereinbarungen), in each case in the form of the drafts attached hereto as Exhibit 12.6 (each a "Settlement Agreement") under which the members of the advisory board of the Group will be granted full discharge for their actions as members of the advisory board for the period until to the Closing Date.

13.	Sellers' Guarantees

13.1

The Sellers (as further specified below) hereby guarantee, each individually and not jointly (nicht gesamtschuldnerisch), to the Purchaser, subject to the requirements and limitations provided in Sections 15 and 16 below, by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB – that the statements set forth in Sections 13.2 through 13.17 (individually a "Sellers' Guarantee" and collectively the "Sellers' Guarantees") are correct as of the Signing Date or as of any other date or time period explicitly referred to below, it being understood that such statements shall neither constitute a quality agreement within the meaning of Section 434 para. 1 BGB (Beschaffenheitsvereinbarung), nor shall they be construed as a guarantee within the meaning of Sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache). The scope and content of each Sellers' Guarantee and the Sellers' liability arising thereunder shall be exclusively defined by the provisions of this Agreement (including without limitation, the limitations on the Purchaser's rights and remedies set forth in Sections 15 and 16), which shall be an integral part of the Sellers' Guarantees, provided that

13.1.1	each of the Sellers' Guarantees under Section 13.2 (Sellers' Status) and Section 13.3 (Capacity of the Sellers) are made by each of the Sellers only with respect to itself and not with respect to any other Seller;

13.1.2

each of the Sellers' Guarantees under Section 13.4 (Ownership of Sold Shares; No Encumbrances) are made by each of the Sellers, and by each Seller only with respect to the respective Sold Shares sold by itself hereunder and not with respect to any other Sold Shares;

13.1.3

each of the Sellers' Guarantees under Section 13.7 (Relations with Related Parties) and Section 13.17 (No Leakage) are made by each of the Sellers only with respect to itself and its respective Related Parties, and not with respect to any other Seller or any other Sellers' Related Parties; "Related Party" shall mean, in respect of a Party, such Party's Affiliates and their related parties pursuant to Section 138 of the German Insolvency Code (Insolvenzordnung – InsO), as applicable;

13.1.4

if and to the extent, the Sellers' Guarantees refer to the Company 1, such Sellers' Guarantees are solely made by the Seller 1 and the Seller 2 severally (teilschuldnerisch) on a pro rata basis in proportion to its respective shareholding in the Company 1 as stipulated in Section 2.2;

13.1.5

all other Sellers' Guarantees not referred to under Sections 13.1.1 through 13.1.4 are made by all Sellers severally on a pro rata basis, i.e. for each Purchaser's Claim relating to a Breach of such Sellers' Guarantee each Seller shall only be liable in proportion to its respective ratio as set out in Exhibit 13.1.5 (such ratio, the "Seller Ratio 3");

13.1.6	the Sellers’ Guarantees under Sections 13.5 through 13.16 are only given (i) in order to facilitate the Purchaser's entering into the W&I Insurance in accordance with Section 17 below, and subject to such W&I Insurance being in place and effective and (ii) in their entirety subject to Sellers’ Knowledge, even if not expressly stated in each respective Sellers’ Guarantees under Sections 13.5 through 13.16;

13.1.7	the Sellers' Guarantees are given on the basis (Geschäftsgrundlage) that, for the purpose of giving the Sellers' Guarantees in Sections 13.5 through 13.16, (i) the Sellers may not have first-hand knowledge with respect to the subject matters of the Sellers' Guarantees and neither the Sellers nor any of their managing directors, employees or advisors have independently examined or verified the underlying facts, matters, circumstances or statements made in the Sellers' Guarantees or the Schedules prepared by 1-2-3.TV GmbH and its management, but had rather to rely on documentation and information made available by the managing directors and employees of the Group, and (ii) nothing in this Agreement shall imply a duty of the Sellers or any of the Group Companies (including their managing directors, employees or advisors) to make inquiries or researches, and (iii) the lack of (x) such first-hand knowledge, (y) the ability to independently verify such Sellers' Guarantees in Sections 13.5 through 13.16, and (z) such examinations or verifications of the Sellers, or the need to rely on the management and employees of the Group shall as such in no event be regarded as intentional acting or acting in a fraudulent manner (kein vorsätzliches Handeln und keine Arglist aufgrund Angaben "ins Blaue hinein" wegen unterbliebener Untersuchungen oder Überprüfungen), and (iv) the Purchaser hereby waives any rights and/or claims against the Sellers based on such legal grounds to the largest extent legally permissible;

13.1.8	to the extent a Sellers' Guarantee is made to the Sellers' Knowledge, each of the Sellers making the respective Sellers' Guarantee, only makes the Sellers' Guarantee to its own Seller's Knowledge pursuant to Section 13.18;

13.1.9

the existence, on the Signing Date or the Closing Date, of any encumbrance or third party right of any sort in respect of any asset of a Group Company or of any Shares, which ceases to exist at the latest as of the Closing, shall not be deemed to entail the incorrectness of Sellers' Guarantee referring to the absence of such encumbrance or third party right and shall therefore not constitute a basis for a Purchaser's Claim;

whereby the Purchaser understands and herewith explicitly accepts that the provision of the Sellers' Guarantees has been negotiated between the Parties as a commercial method of allocating certain risks between the Sellers and the Purchaser within the limits set out in Sections 15 through 17 below, and that the Purchaser is not relying in any manner on the assumption that the Sellers have made investigations in respect of the correctness of the Sellers' Guarantees in Sections 13.5 through 13.16, beyond the limits set out in Sections 15 through 17 below.

13.2	Sellers' Status

As of the Signing Date and the Closing Date, the Sellers (i) have been duly incorporated or constituted under the laws of Germany or France, respectively, (ii) validly exist and (iii) are not subject to any insolvency or bankruptcy proceedings, whether opened, filed to be opened or rejected because of a lack of assets and no such proceedings are required to be filed to be opened according to the provisions of the German Insolvency Code (Insolvenzordnung – InsO) or, in case of the Seller 3, any comparable provisions under French laws.

13.3	Capacity of the Sellers

13.3.1	Each of the Sellers has the unrestricted and requisite power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement.

13.3.2	For entering into this Agreement and consummating the transactions contemplated under this Agreement the Sellers do not require (except for the Clearances) any approval or consent of a third party and do not violate any applicable law or any decision by any court or Governmental Authority binding on a Seller. "Governmental Authority" shall mean any supranational, national, federal, state, provincial, country, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any regulatory or administrative authority or functions of or pertaining to government.

13.4	Ownership of Sold Shares; No Encumbrances

13.4.1	As of the Signing Date and the Closing Date the respective Seller is the sole and unrestricted legal and beneficial owner of the respective Sold Shares sold by it under this Agreement.

13.4.2	As of the Signing Date and the Closing Date, the respective Sold Shares sold by the respective Seller are free of any pledges, liens or other encumbrances, pending assignments or third party rights, are not subject to any trust arrangements (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participations (Unterbeteiligung) or similar arrangements, have been validly issued and have been fully paid in, either in cash or in kind and have not been repaid. As of the Signing Date and the Closing Date except for statutory rights or rights granted under the articles of association, as the case may be, no person has any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right in respect of the respective Sold Shares which have not been waived on the Signing Date.

13.5	Corporate Matters

13.5.1	As of the Signing Date and as of the Closing Date, the statements in Sections 2.1 through 2.5 are correct.

13.5.2	Other than the domination agreement entered into between 1-2-3.TV GmbH as subsidiary company and 123tv Beteiligungs GmbH as dominating company dated December 9, 2016, the Group Companies and 1-2-play GmbH are not party to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or to any other enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 et seqq. AktG or a similar agreement under foreign law.

13.5.3

As of the Signing Date and the Closing Date the interests in the Subsidiaries, the Company 1 in the Company 2 and 1-2-play GmbH are free of any pledges, liens or other encumbrances, pending assignments or third party rights, are not subject to any trust arrangements (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participations (Unterbeteiligung) or similar, have been validly issued and are fully paid in, either in cash or in kind.

13.5.4	The Subsidiaries and 1-2-play GmbH have been duly established and are validly existing.

13.5.5	As of the Signing Date and the Closing Date, neither any Group Company nor 1-2-play GmbH directly or indirectly holds any shares, participations or equity interests (including by way of silent partnerships, sub-participations or trusts) in other Legal Entities other than stipulated under Section 2.

13.5.6	As of the Signing Date and the Closing Date, 1-2-play GmbH has no liabilities (Verbindlichkeiten) or any other obligation which may result in a payment by 1-2-play GmbH. 1-2-play GmbH is a dormant entity and has not conducted business since 2007.

13.6	No Insolvency or Similar Proceedings

As of the Signing Date and the Closing Date, no bankruptcy, insolvency or liquidation (whether mandatory or voluntary) proceedings concerning any of the Group Companies have been applied for by the respective Group Company or opened or rejected because of a lack of assets. There exist no legal requirements for the filing of insolvency proceedings pursuant to the German Insolvency Code.

13.7	Relations with Related Parties

13.7.1	The Sellers or any of the Sellers' Related Parties on the one side and the Group Companies or 1-2-play GmbH on the other side are only parties to the agreements listed in Schedule 13.7.1 (collectively the "Related Party Agreements") and no other agreements between the Sellers or the Sellers' Related Parties on the one side and the Group Companies or 1-2-play GmbH on the other side exist.

13.7.2	Except for the claims set forth in Schedule 13.7.1, neither the Sellers nor any Sellers' Related Party has as of the Closing Date any claims against the Group Companies or 1-2-play GmbH.

13.8	No Transaction Costs, No Exit Bonuses

Except as set out in Schedule 13.8, the Group Companies and 1-2-play GmbH have no obligations or liabilities to pay any fees or commissions to any advisor, broker or finder or any transaction or exit bonuses to any managing director or employee of any of the Group Companies in connection with the sale of the Sold Shares as set out in this Agreement ("Transaction Costs") provided that fees incurred by a Group Company for legal or other professional advice predominantly rendered for the benefit of a Group Company or managing directors or employees of a Group Company shall not be considered as Transaction Costs.

13.9	Financial Statements

13.9.1	The Sellers have delivered to the Purchaser prior to the Signing Date the audited individual financial statements of 1-2-3.TV GmbH and the audited consolidated financial statements of 123tv Beteiligungs GmbH, in each case relating to the fiscal years ending on December 31, 2018, 2019 and 2020 (jointly the "Audited Financial Statements"). The Audited Financial Statements are attached hereto as Schedule 13.9.1.

13.9.2	The Audited Financial Statements have been prepared in accordance with German generally acknowledged accounting principles (Grundsätze ordnungsmäßiger Buchführung) according to the German Commercial Code (Handelsgesetzbuch – HGB) and present a true and fair view of the assets and liabilities, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of the relevant Group Company/ies as of the relevant balance sheet date, based on the facts actually known by the management (Geschäftsführung) of the relevant Group Company as of the Signing Date. The Parties are in agreement that the Sellers' Guarantee under this Section 13.9.2 does not constitute an objective or hard guarantee (objektive oder harte Bilanzgarantie).

13.9.3	Unless disclosed otherwise in Schedule 13.9.3, in Schedules to or otherwise in this Agreement, from December 31, 2020 until Signing Date, the business operations of the Group Companies have been conducted in the ordinary course of business and consistent with past practice.

13.10	Material Agreements

13.10.1	Schedule 13.10.1 contains a complete list of all agreements to which any Group Company is a party to and which as of the third (3rd) Business Day prior to the Signing Date meet one of the following criteria and under which either party or both parties have not yet fulfilled their main performance obligations (Hauptleistungspflichten), except for agreements concluded solely between the Group Companies ("Material Agreements"):

(a)	agreements in respect of (i) the acquisition, encumbrance or disposal of (y) shares or real estate, (z) participations in other Legal Entities or (ii) joint venture agreements;

(b)	leasing agreements in respect of any movable assets (including equipment) with an annual net leasing fee of at least EUR 35,000;

(c)	loan, credit or facilities agreements, overdrafts, used lines of credit, loan commitments including bonds as well as factoring agreements;

(d)	agreements with suppliers of logistic and packaging services which provide for payment obligations in excess of EUR 50,000.00 in the calendar year 2021;

(e)	agreements with the Top ten (10) broadcasting providers relating to the (expected) revenues in the calendar year 2021;

(f)	exclusive supply agreements with the Top five (5) exclusive suppliers for the supply of brands relating to the (expected) revenues in the calendar year 2021;

(g)	agreements relating to (x) the lease or license of software (except for standard, i.e. off-the shelf software), (y) hosting services and (z) the further development of software which are, in each case, essential for the operation of the online-shop of 1-2-3.TV GmbH as conducted as of the Signing Date and provide for payment obligations in excess of EUR 50,000.00 in the calendar year 2021;

(h)	production agreements relating to the provision of services and production sites and provide for payment obligations in excess of EUR 100,000.00 in the calendar year 2021; and

(i)	agreements which prevent the Group from competing with another market participant (wettbewersbeschränkende Vereinbarung).

13.10.2	Except as disclosed in Schedule 13.10.1, as of the third (3rd) Business Day prior to the Signing Date, no Material Agreement has been terminated vis-à-vis or by the relevant Group Company, and no party to a Material Agreement has given written notice of termination or indicated in writing that it will give notice of termination.

13.10.3	None of the Group Companies and none of their counterparties are currently in breach of any obligation under any of the Material Agreements that would entitle the relevant counterparty to terminate the relevant Material Agreement.

13.10.4	No Material Agreement, except as listed in Schedule 13.10.4, contains a provision which entitles the counterparty to prematurely terminate or materially amend such Material Agreement due to the conclusion or the implementation of this Agreement.

13.11	Real Estate

13.11.1	None of the Group Companies is the legal owner of any real estate or rights similar to real estate (grundstücksgleiche Rechte).

13.11.2	Schedule 13.11.2 contains a true and complete list of the Group Companies' real estate lease agreements other than those defined as Material Agreement pursuant to Section 13.10.1(h).

13.11.3	The Group Companies can conduct their business operations to the extent and in the manner presently conducted on the business premises and operational areas identified in Schedule 13.11.2 and Schedule 13.10.1; no additional business premises and/or operational areas are required.

13.12	Employment

13.12.1	Schedule 13.12.1 contains a complete list of all managing directors and employees of the Group Companies (which will not disclose names but employee ID nos.) as of the third (3rd) Business Day prior to the Signing Date (the "Employees"), such list states for each of them the employee number, the job title, special dismissal protection and the amount of the yearly fixed gross salary. None of the Group Companies has terminated the service or employment agreement with any of the Employees and (ii) no Employee terminated its service or employment relationship with any of the Group Companies or has made or received a written offer to enter into a termination agreement.

13.12.2	Schedule 13.12.2 contains (i) a list of all tariff and works council agreements as well as (ii) a description of general commitments (Gesamtzusagen) and company practices (betriebliche Übungen) exceeding in each individual case annual obligations of EUR 100.00 p.a. gross per employee applied at the Group Companies. No agreements on partial retirement (Altersteilzeit) and long term accounts (Langzeitkonten) exist at the Group Companies.

13.12.3	Schedule 13.12.3 contains complete (anonymized) list of all freelancers currently – as of the third (3rd) Business Day prior to the Signing Date – deployed by the Group Companies.

13.12.4	All social security contributions have been paid to the full amount required by law and no additional social security contributions must be paid for previous or current freelancers of the Group Companies.

13.12.5	Schedule 13.12.5 contains a complete (anonymized) list of all temporary workers currently – as of the third (3rd) Business Day prior to the Signing Date – deployed by the Group Companies. The Group Companies have complied with all legal requirements regarding labor leasing with respect to all current temporary workers listed in Schedule 13.12.5 as well as all other temporary workers of the Group Companies within the last four (4) years prior to the Signing Date.

13.12.6	Except for the works council established at 1-2-3.TV GmbH, as of the Signing Date, no works council or comparable body of employee representation exists at the level of any of the Group Companies.

13.12.7	Except as disclosed in Schedule 13.12.7, no pension commitments or schemes of a collective nature apply to former or current managing directors or employees of the Group Companies or their respective dependents. The Group Companies have complied with the regulations of company pension schemes and in particular have paid all contributions due to company pension schemes and, to the extent required, to statutory insolvency protection.

13.13	Intellectual Property Rights and Information Technology

13.13.1	The trademarks and internet domains (collectively "IP Rights") listed in Schedule 13.13.1 (the IP Rights listed in such Schedule the "Owned IP Rights") are, to the extent legally possible, owned by and, to the extent capable of registration, registered on behalf of the Group Companies as set forth in such Schedule 13.13.1. All payments required to maintain the Owned IP Rights have been timely made and all required applications for renewal have been timely filed.

13.13.2	Music and other copyright protected works that are not owned by the Group Companies but used for the Group Companies to conduct their own business as currently conducted are lawfully used by the Group Companies. Any copyright related contracts of the Group Companies provide for a remuneration in accordance with the applicable statutory law.

13.13.3	No ownership in IP Rights other than the Owned IP Rights is necessary for the Group Companies to conduct their own business as currently conducted. For the avoidance of doubt, the Parties agree and understand that the conduct of the Group Companies' business includes the sales and marketing of third-party products that are protected by the relevant third-party trademark owners.

13.13.4	The Group Companies have not granted any exclusive license with respect to any Owned IP Right to any third party.

13.13.5	The Group Companies have obtained in each case, to the extent legally possible, ownership or exclusive and unrestricted rights to all inventions. developments and work results which were made by its managing directors, employees and freelance workers. All such developments, inventions and work results are free of third party rights except for moral rights.

13.13.6	None of the Group Companies is subject to any pending judgement, injunction, order or decree issued against any Group Company which restricts the use of the Owned IP Rights by it. No third party is currently challenging the validity of the Owned IP Rights in writing towards any Group Company, except for those listed in Schedule 13.13.6.

13.13.7	Schedule 13.13.7 contains a list of any material software applications specifically developed by, on behalf of or for the use of the respective Group Companies excluding any standard software (e.g. as operating system or data base software) and/or any open source software which is part of or is otherwise used in conjunction with such software ("Proprietary Software"). The respective Group Companies own all exclusive, world-wide, transferable, sub-licensable, royalty-free rights to use and exploit the Proprietary Software in object code and source code and the respective documentation for their own business purposes without limitation in time, including the rights to copy, modify, and further develop or have developed the Proprietary Software. As to publicly available open source software which is part of or is otherwise used in conjunction with any Proprietary Software, there is no copy-left effect and/or any other obligation to make any material parts of the source code of such Proprietary Software available to third parties due to such open source software on the basis of the current use by the Group Companies. The source code of any Proprietary Software has neither partly nor fully been made available to any third party (except in the ordinary course of business, in particular to developers and service providers) nor has the source code of any Proprietary Software been put in escrow for the benefit of any third party.

13.13.8	Except as otherwise set out in Schedule 13.13.8, during the last twelve (12) months prior to the Signing Date, the Group Companies did not suffer any material business disruption or material loss of data caused by a malfunction of the hardware and software technology systems and infrastructure (including, but not limited to, servers, operating software, applications, databases, interfaces, telephone systems, telecommunications and network equipment and disaster recovery systems) used in the business operations of the Group Companies (together "Information Technology"). The Information Technology is in a condition suitable for use and is owned, leased or otherwise lawfully used by the respective Group Company on the basis of valid contracts with providers or business partners and are used by them according to valid licenses.

13.14	Litigation; Legal Proceedings

No lawsuit or other proceeding is pending (rechtshängig) against any Group Company before any state court, arbitrator or Governmental Authority involving a claim (Streitwert) in excess of EUR 25,000 in the individual case (excluding costs and fees).

13.15	Permits; Compliance

13.15.1	The Group Companies operate their business with a fictitious indefinite broadcasting permission (fingierte medienrechtliche Zulassung). The Group Companies are in compliance with such permission and there exist no circumstances, other than the sale of the Sold Shares to the Purchaser, which could lead to a revocation or a restriction of such permission.

13.15.2	The Group Companies operate their business in compliance with all material applicable German and Austrian laws, including broadcasting law (Rundfunkrecht) and data protection law (Datenschutzrecht) that are material for the business operations of the Group Companies, in each case provided that such incompliance was not fully remedied prior to the Signing Date, and such non-compliance results in losses (including fines) exceeding an amount of EUR 50,000.00 in the aggregate.

13.15.3	Neither any of the Group Companies nor any of their managing directors or employees has in the last two (2) years prior to the Signing Date violated any anti-corruption laws.

13.15.4         The Group Companies have not received governmental subsidies (state aids as well as EU subsidies), in particular according to Art. 107 of the Treaty on the Functioning of the European Union (Vertrag über die Arbeitsweise der Europäischen Union, AEUV).

13.16	Insurance

Schedule 13.16 includes a complete list of all insurance policies maintained by or on behalf of the Group Companies including details of the insured risk, the insurance company and the policy number ("Insurance Policies"). All premiums under the Insurance Policies have been paid when due.

13.17	No Pre-Signing Leakage

Between the Effective Date and the Signing Date no Leakage other than Permitted Leakage has occurred.

13.17.1	"Leakage" shall mean

(a)	any dividend or other distribution or withdrawal (whether in cash or in specie) declared, paid or made by any Group Company or any repayment of share capital to any Prohibited Recipient; or

(b)	any repurchase, redemption or other acquisition by any of the Group Companies of its shares or interests from any Prohibited Recipient; or

(c)	any bonus payment or benefit payable to any member of the management board, director or employee (or any of their dependents (Angehörige)) of the Group Companies as a result of Closing or as a result of the Transaction other than regular bonus payments, payment of salaries or other benefits which are payable in the ordinary course of business of the respective Group Company; or

(d)	any assumption or fulfilment by any Group Company of liabilities of any Prohibited Recipient; or

(e)	any waiver by any of the Group Companies of a claim of any Prohibited Recipient; or

(f)	provision or repayment of loans, provision of any security or guarantee by any Group Company to any Prohibited Recipient; or

(g)	any payment or assumption of Transaction Costs (including for the avoidance of doubt the costs set forth in Schedule 13.8) by any Group Company to or of any Prohibited Recipient; or

(h)	any waiver, discount, deferral, release or discharge by any Group Company of any amount, obligation or liability owed to a Group Company by any Prohibited Recipient; or

(i)	any agreement, arrangement or other commitment by any Group Company to do or give effect to any of the matters referred to above.

13.17.2	Any internal administration costs of the Group Companies incurred in connection with the Transaction, any cost reimbursements paid to any managing directors or employees of the Group Companies in connection with the Transaction up to an amount of EUR 10,000 and any matter that is disclosed in Schedule 13.17.2 shall not be prohibited and shall not constitute Leakage ("Permitted Leakage").

13.17.3         "Prohibited Recipient" means the Sellers and the Sellers' Related Parties.

13.18	Sellers' Knowledge

The Sellers' Guarantees which are deemed to be qualified by the expression "Sellers' Knowledge" pursuant to Section 13.1.6 shall only be deemed incorrect and only the respective Seller shall be liable with respect to such Sellers' Guarantee, if (i) Stefan Eishold with respect to Seller 1, (ii) Roland Eschmann with respect to Seller 2 and (iii) Erik de la Rivière with respect to Seller 3 has at the Signing Date after due inquiry of the individuals listed in Exhibit 13.18 positive knowledge (positive Kenntnis) of the relevant Sellers' Guarantee being untrue or incorrect. Any further liability with respect to constructive knowledge (fahrlässige Unkenntnis, Kennenmüssen) or with respect to information available in any files of the Group Companies or the Sellers, but not positively known by the respective Seller having made the respective Sellers' Guarantee (aktenmäßig verfügbare, aber nicht positive Kenntnis), as well as any other form of imputed knowledge, such as, with regard to the knowledge of any other Seller, agents (Erfüllungsgehilfen) or advisors of the Sellers as well as managing directors or employees of the Group Companies, shall be explicitly excluded and waived and therefore do not form part of the respective Sellers' Knowledge. For the avoidance of doubt: In respect of the Sellers' Guarantees that are only made by each Seller individually as individual debtor, the term Sellers' Knowledge shall only mean the positive knowledge on the Signing Date of such Seller.

13.19	No further Representations or Warranties

13.19.1	The Sellers do not make any representations or warranties regarding the Sold Shares, the Group Companies and their business other than the Sellers' Guarantees. The Purchaser hereby expressly confirms and agrees to acquire the Sold Shares, the interests in the Group Companies and their business in the state they are in on the Closing Date based on the Purchaser's own inspection, examination and determination, including the due diligence investigation it and its Affiliates or any of its and its Affiliates' directors, officers, employees, representatives and advisors have conducted, without relying on any express or implied representations or undertakings given or undertaken by the Sellers, the Sellers' Affiliates or any of their respective (managing) directors, officers, employees, representatives and advisors (collectively the "Sellers' Representatives") in connection with this Agreement and the transactions contemplated hereby, except for the Sellers' Guarantees and any other covenants and indemnities expressly provided for in this Agreement.

13.19.2	Without limiting the foregoing, the Sellers do not make any representations or warranties, and the Purchaser has not relied on nor will it make any claim against any of the Sellers or any of the Sellers' Representatives, in respect of any budget, forecast, estimate or other projection of any nature and any due diligence information or documents unless explicitly covered by a Sellers' Guarantee.

14.	Sellers' Covenants

14.1

For the period between the Signing Date and the Closing Date, each of the Sellers shall in its capacity as shareholder of the Company 1 or Company 2, as the case may be, exercise its shareholder rights in order to ensure that the Group Companies (i) continue to operate their business in a manner consistent with past practice and (ii) do not:

14.1.1             perform any transactions under the German Transformation Act (Umwandlungsgesetz) or similar transactions;

14.1.2	resolve any amendments to or modifications of the articles of association of the Group Companies or enter into any agreements pursuant to Sections 291 et seq. AktG;

14.1.3	dissolve or liquidate any Group Company;

14.1.4	acquire, encumber or dispose of, (i) any shares or equity interests in any Legal Entity, (ii) any business units (Geschäftsbereich), or (iii) any real estate;

14.1.5	take out any loans or credits or assume the liability for third parties' debt except for (i) any intra-group loans between Group Companies and (ii) the utilization of existing credit lines and guarantee agreements (Avalvereinbarungen) by the Group Companies in the ordinary course of business;

14.1.6	mortgage, pledge, assign or transfer for security purposes or provide liens, charges or any other encumbrances on any of their material tangible or intangible assets in each case except as in accordance with the ordinary course of business and consistent with prior practice;

14.1.7	undertake any material lay-offs, material hirings (other than replacement hirings) or other material restructurings, in each case affecting a significant part of the workforce of any Group Company;

14.1.8	enter into, terminate or amend any Related Party Agreement;

14.1.9	commence any new branches of business or abandon branches;

14.1.10	terminate or materially amend a Material Agreement or conclude any long term agreement that cannot be terminated by the Group Companies within twelve (12) months after the Closing Date, except, in each case, in the ordinary course of business and consistent with past practice;

14.1.11	make investments in the fixed assets of more than EUR 50,000 in each individual case or in a series of related incidents, except in the ordinary course of business and consistent with prior practice;

14.1.12	withdraw any public permits held by a Group Company;

14.1.13	make any changes in the fixed and/or variable remuneration, other extra compensation, pensions or severance pay as well as make a commitment relating to the aforementioned issues, except, in each case, in the ordinary course of business, or due to commitments already existing on the Signing Date that have been Fairly Disclosed in the Data Room or in this Agreement, or in order to comply with the law.

14.1.14	employ or dismiss without good cause Employees with a fixed gross annual income of EUR 80,000.00 or more in the individual case safe for replacements which shall in any case be possible, provided that the Sellers shall inform the Purchaser of such replacement prior to entering into a binding contract;

14.1.15	negotiate, enter into or acknowledge collective bargaining agreements;

14.1.16	actively initiate or conclude legal proceedings with an amount in dispute in excess of EUR 25,000 or more in each individual case; or

14.1.17	enter into any agreement or commitment to do any of the foregoing;

in each case (i) unless the respective measure is set out in Exhibit 14.1 or contemplated under this Agreement, or (ii) the Purchaser has consented to the respective measure at least in text form (Textform) pursuant to Section 126b BGB which consent shall not be unreasonably withheld or delayed. The Purchaser's consent shall be deemed granted if and to the extent no response from or on behalf of Purchaser is received by the Sellers at least in text form within three (3) Business Days after the Purchaser has received the request for consent.

14.2	For the period between the Signing Date and the Closing Date the Sellers shall further procure that no Leakage occurs, unless (i) the respective measure is set out in Exhibit 14.2 or (ii) the Purchaser has consented to the respective measure at least in text form after the Signing Date ((i) and (ii) together "Post-Signing Permitted Leakage"). The Purchaser and the Sellers hereby agree that (i) all costs of Mazars incurred by any Group Company in connection with (x) the consolidated financial statements of the Group and/or the Effective Date Accounts or any reconciliation from German GAAP to US GAAP of any financial data or financial statements of any Group Company, (y) the Purchaser’s financing including the bond issued by iMedia for the purpose of the Purchaser’s financing and the Form 8-K filing of iMedia or (i) related to the increase in liability insurance costs of Mazars shall constitute Permitted Leakage and Post-Signing Permitted Leakage and (ii), in the event this Agreement is duly terminated, that the Purchaser shall reimburse the Sellers or, upon instruction of the Sellers, the Group Companies for any costs mentioned under (i). This sentence supersedes Schedule 13.17.2 and Exhibit 14.2.

14.3	The Sellers shall procure that any Related Party Agreements are terminated and fulfilled as per the Closing Date.

14.4	The obligations of the Sellers under Sections 14.1, 14.2 and 14.3 are collectively referred to as the "Sellers' Covenants".

14.5	Five (5) Business Days prior to the Scheduled Closing Date at the latest, the Sellers shall provide to the Purchaser a notice disclosing any Leakage known by the Seller on such date, specifying the respective amounts and dates on which the Leakage occurred (the "Known Leakage Amount"). The Known Leakage Amount will be deducted from the Preliminary Purchase Price payable at the Scheduled Closing Date as set forth in Section 4.7.

15.	Remedies

15.1	In the event of a breach of a Sellers' Guarantee or Sellers' Covenant (each a "Breach") (other than in the event of those Breaches which are set forth in Section 15.2), (i) the Seller(s) having committed the Breach shall put the Purchaser, or at the election of the Purchaser, the respective Group Company, into the position the Purchaser, or the respective Group Company, as the case may be, would have been in if the respective Breach had not occurred (restitution in kind – Naturalrestitution) or (ii) if the relevant Seller is unable to achieve, or finally refuses (which refusal shall lie in the sole and unfettered discretion of such Seller), the restitution in kind within two (2) months after having been notified by the Purchaser of the Breach in accordance with Section 15.5.1 or a restitution in kind is impossible or commercially unreasonable, pay monetary damages (Schadensersatz in Geld) to the Purchaser or at the election of the Purchaser the respective Group Company (the claims of the Purchaser under (i) and (ii) each a "Purchaser's Claim"). For purposes of determining the liability of the Sellers for the losses incurred by the Purchaser or the respective Group Company, as the case may be, the legal principles of calculation of damages, mitigation of damages and offsetting of advantages (Schadensberechnung, Schadensminderung und Vorteilsanrechnung) pursuant to Sections 249 et seqq. BGB shall apply, provided that (i) any potential or actual reduction in value (Minderung) of the Sold Shares or the Group Companies and any damages based on the allegation that the Purchase Price (or any part thereof) was calculated on incorrect assumptions (including on an incorrect EBIT or EBITDA), (ii) any consequential or indirect damages (Folge- oder mittelbare Schäden) and lost profit (entgangener Gewinn), (iii) any frustrated expenses (vergebliche Aufwendungen), and (iv) any incidental or internal costs and expenses incurred by the Purchaser or the Group Companies shall be excluded and not be taken into account (the "Losses"); items pursuant to (ii) shall not be excluded and shall be taken into account in the definition of Losses to the extent they are reasonably foreseeable. In no event shall any multipliers be taken into account in determining the amount of Losses.

15.2	In the event of a breach of the Sellers' Guarantees in Section 13.8 (No Transaction Costs, No Exit Bonuses) and Section 13.17 (No Pre-Signing Leakage) or the Sellers' Covenant in Section 14.2 (No Post-Signing Leakage), the Sellers in breach of the respective Sellers' Guarantee or Sellers' Covenant shall, subject to Closing having occurred, comprehensively compensate, indemnify and hold harmless the Purchaser or, upon request of the Purchaser, the relevant Group Company from and against all damages, losses, costs, expenses, including, by paying to the Purchaser or at the Purchaser's request to the relevant Group Company concerned an amount equal to the amount of the Leakage or the Transaction Costs on a Euro for Euro basis (each a and collectively the "Leakage Claim(s)"). For the avoidance of doubt, any Known Leakage Amount deducted from the Preliminary Purchase Price shall not constitute a Leakage Claim.

15.3	The relevant Seller(s) shall not be liable for a Purchaser's Claim if and to the extent that

15.3.1	the matter to which the Purchaser's Claim relates has been considered by the Purchaser in the determination of the Enterprise Value as described in Exhibit 15.3.1;

15.3.2	the matter to which the Purchaser's Claim relates has been deducted or is otherwise reflected as deduction or negative item in the Purchase Price Calculation Items;

15.3.3	the Losses can be recovered or would be recoverable by claims of the Purchaser or the Group Companies against third parties, including under any insurance policy, such as the W&I Insurance, or can be recovered or would be recoverable under any insurance policy maintained by, or for the benefit of, any of the Group Companies existing immediately prior to the Closing if such insurance had continued to be in effect after the Closing;

15.3.4	the Purchaser, an Affiliate of the Purchaser or after Closing a Group Company has participated in causing (mitverursacht) the Loss pursuant to Section 254 para. 1 BGB or failed to comply with its duty to mitigate damages pursuant to Section 254 para. 2 sentence 1 BGB;

15.3.5	the Purchaser's Claim does result from, or is increased by, the passing of, or any change in any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body after the Signing Date;

15.3.6	the underlying facts or circumstances on which the Purchaser's Claim is based were actually known (positives Wissen) by the Purchaser on the Signing Date, whereby the knowledge of the persons listed in Exhibit 15.3.6 shall be attributed to the Purchaser. Without limitation of the foregoing, the following facts and circumstances are deemed to be actually known by the Purchaser, if and to the extent such facts and circumstances were Fairly Disclosed in:

(a)	this Agreement including all Schedules and Exhibits;

(b)	the answers provided to the questions of the Purchaser and its advisors and representatives in text form;

(c)	the Information Memorandum relating to the Group provided by GCA Altium;

(d)	the Financial Fact Book relating to the Group provided by KPMG;

(e)	the Tax Fact Book relating to the Group provided by KPMG;

(f)	the Commercial Fact Book provided by Ommax;

(g)	the documents contained in the electronic data room relating to the Group hosted by the data room provider imprima from July 23, 2021 through September 3, 2021 (the "Data Room"). For identification purposes, one (1) USB Stick shall be handed over to the notarizing notary public with the instruction to keep it for evidence purposes for a period of ten (10) years or, if earlier, until receipt of a joint instruction from the Parties on their further use. After lapse of that period the notary is entitled to destroy the USB Stick without further notice;

(h)	the documents, which have been provided to the Purchaser's legal advisors Noerr with email of Matthias Uelner on September 9, 2021 and saved on an additional USB-Stick; Section 15.3.6(g) sentences 2 and 3 shall apply mutatis mutandis;

Whereas "Fairly Disclosed" shall be a matter only if (i) the disclosure was made in a manner and in such reasonable detail that the relevant risks could be identified by applying the standard of care of a reasonable businessman and (ii) the relevant documents were disclosed in a part of the Data Room in which a professional reader instructed to exercise a due diligence could expect to find them.

15.4	Section 442 BGB and Section 377 HGB shall not apply.

15.5	In the event of an actual or potential Purchaser's Claim that is not subject to the W&I Cap, the following principles shall apply:

15.5.1	The Purchaser shall without undue delay, but not later than twenty (20) Business Days after the Purchaser or, after the Closing, any of the Group Companies, becomes aware of any such alleged Breach, notify the respective Seller in writing, describing the potential Purchaser's Claim in reasonable detail (to the extent available to the Purchaser at such time) including the underlying facts and the legal grounds and, to the extent practical and possible, state the estimated amount of the Purchaser's Claim (a "Breach Notice"). The Purchaser shall procure that the Sellers and their advisors are given access to the premises, books and records, management and employees of the Purchaser and the Group Companies as reasonably required by the relevant Seller(s) in order to examine the potential Breach.

15.5.2	In the event that in connection with a Breach any claim or demand of a third party is asserted against the Purchaser or any of the Group Companies (a "Third Party Claim"), the Purchaser shall, and shall procure after Closing that the Group Companies, provide the relevant Seller(s), together with the Breach Notice or as soon as possible thereafter, copies of all documents relating to the Third Party Claim. The Purchaser shall, and shall procure after Closing that the Group Companies, cooperate with the relevant Seller(s) in respect of the Third Party Claim and defend or settle each Third Party Claim upon the request and in accordance with the instructions of the relevant Seller(s). The relevant Seller(s) shall in any event be entitled to participate in, and direct, any and all negotiations and correspondence with the third party in relation to the Third Party Claim and the Purchaser shall, and shall procure after Closing that the Group Companies, the relevant Seller(s) and their legal advisors are given the reasonable opportunity to do so, including by providing promptly all correspondence regarding the Third Party Claim, and giving the relevant Seller(s) and their legal advisors due advance notice of any meetings and scheduled communications in this respect. No action by a Seller in this respect shall however be construed as an acceptance of a Breach (keine Anerkenntnis).

15.5.3	In no event shall the Purchaser or any of the Group Companies be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the relevant Seller's/Sellers' prior written consent to the extent that such claims may result in a liability of the relevant Seller(s) under this Agreement.

15.5.4	To the extent that a Seller is in Breach, all costs and expenses incurred by such Seller in defending such claim shall be borne by such Seller, unless such costs are covered by the third party that has raised the Third Party Claim. To the extent such Seller was not in Breach reasonable costs incurred by the Sellers in connection with the defense shall be borne by the Purchaser if not covered by the third party that has raised the Third Party Claim.

16.	Expiration and Limitation of Claims of Purchaser

16.1

The Sellers shall not be liable for Purchaser's Claims based on a Breach of Seller Guarantees (i) if the Purchaser's Claim (relating to 100% of the damage, i.e. potentially against all Sellers) does not exceed an amount of EUR 30,000 (in words: thirty thousand Euro) (the "De Minimis Amount") and (ii) if the amount of all Purchaser's Claims exceeding the De Minimis Amount does not exceed an amount of EUR 200,000 (in words: two hundred thousand Euro) in which case the Sellers shall be liable for the relevant Purchaser's Claim from the first Euro (Freigrenze) (the "Basket"). It is the common understanding of the Parties that in all cases in which the W&I Cap applies to Purchaser's Claims based on a Breach of Seller Guarantees the De Minimis Amount and the Basket will not be of relevance. The limitations pursuant to sentence 1 shall not apply to Purchaser's Claims based on Breaches of the Sellers' Guarantees under Section 13.2 (Sellers' Status) through 13.4 (Ownership of Sold Shares; No Encumbrances) and Leakage Claims (collectively "Fundamental Claims").

16.2	The overall liability of each of the Sellers for claims of the Purchaser under or in connection with this Agreement shall be limited as follows:

16.2.1	For all (i) Purchaser's Claims in relation to a Breach of a Sellers' Guarantee (other than Fundamental Claims) and (ii) Tax Indemnification Claims relating to Pre-Effective Date Indemnified Taxes (for the avoidance of doubt, not including any Tax Indemnification Claims relating to Post-Effective Date Indemnified Taxes) the overall liability of each of the Sellers shall be limited to and in no event exceed EUR 1.00 (the "W&I Cap" and such Purchaser's Claims, however, including Fundamental Claims pursuant to Section 13.2 (Sellers' Status) through 13.4 (Ownership of Sold Shares; No Encumbrances) collectively the "Insured Claims").

16.2.2	In any case the overall liability of each of the Sellers against the Purchaser under or in connection with this Agreement shall be limited to and in no event exceed the amount which is equal to (i) an amount equal to the Purchase Price (actually received by all Sellers; including, for the avoidance of doubt, the payments made on behalf of the Sellers to 1-2-3.TV GmbH pursuant to Sections 4.7.1 and 4.7.2) multiplied with the respective Seller’s Sellers' Ratio 3 plus (ii) an amount equal to the Earn-out Amounts (actually received by all Sellers; including, for the avoidance of doubt, the payments made on behalf of the Sellers to 1-2-3.TV GmbH pursuant to Section 6.13) multiplied with the respective Seller’s Sellers' Ratio 3, it being understood that only such parts of the Vendor Loan Amount shall be deemed received by the relevant Seller pursuant to (i) above that have been paid back under the Vendor Loan Agreement (including, for the avoidance of doubt, the payments made on behalf of the Sellers to 1-2-3.TV GmbH pursuant to Section 6 of the Vendor Loan Agreement).

16.3	All claims under this Agreement shall become time-barred (verjähren) eighteen (18) months after the Closing Date, except for:

16.3.1	claims for specific performance (Primärerfüllungspflichten) which shall become time-barred pursuant to statutory law;

16.3.2	claims based on Breaches of the Sellers' Guarantees under Section 13.2 (Sellers' Status) through 13.4 (Ownership of Sold Shares; No Encumbrances) and claims under Section 19, which shall become time-barred four (4) years after the Closing Date;

16.3.3	Tax Indemnification Claims, which shall become time-barred in accordance with Section 18.6;

16.3.4	claims under Section 21, which shall become time-barred in accordance with Section 21.3; and

16.3.5	claims arising as a result of willful or intentional (vorsätzliche Handlung) breach of a Party's obligation under this Agreement which shall become time-barred pursuant to statutory law.

16.4	Section 203 BGB shall not apply unless the relevant Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations.

16.5	The limitations and exclusion of claims under this Agreement shall not apply to claims of the Purchaser arising as a result of willful or intentional breach of a Seller's obligation under this Agreement, in which cases German statutory law shall apply.

16.6	The Purchaser shall not be entitled to recover from the Sellers more than once in respect of the same damage suffered (no double dip). In particular, without limitation, the foregoing shall apply where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to a claim or remedy under or in connection with this Agreement.

16.7	Any Purchaser's Claims are subject to the condition precedent that Closing has occurred.

16.8	To the extent this Agreement provides primary obligations (Primärleistungsverpflichtungen) under this Agreement and no specific remedies in case of breaches of such primary obligations are provided for under this Agreement, Section 15.1 shall apply mutatis mutandis as exclusive remedy for secondary claims. The right to claim specific performance shall remain unaffected. In the event this Agreement stipulates specific remedies in case of breaches of primary obligations, exclusively such remedies shall apply.

16.9

Unless explicitly set out in this Agreement and to the extent permitted by law, any further claims and remedies against the Sellers, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Sections 311 para. 2 and 3, 241 para. 2 BGB), for breach of contract (Pflichtverletzung aus dem Schuldverhältnis, culpa in contrahendo), on the basis of statutory warranty provisions (gesetzlicher Gewährleistungsbestimmungen) or tort (unerlaubter Handlung) as well as any and all other claims, which could, due to a withdrawal (Rücktritt), challenging (Anfechtung), defects of the legal basis of the Agreement (Störung der Geschäftsgrundlage), reduction of the Purchase Price or any other reasons result in the termination (Beendigung), invalidity (Unwirksamkeit) or winding up (Rückabwicklung) of this Agreement, an amendment of its content or a repayment or reduction of the Purchase Price, unless such claim is based on a willful act (vorsätzliche Handlung) of or fraudulent misrepresentation (arglistige Täuschung) by a Seller.

16.10	The Parties agree that

16.10.1	no managing director, employee, representative or advisor of any Group Companies or of the Sellers, except for the persons belonging to the Sellers' deal team as listed in Exhibit 16.10.1, is or has been authorized to act as vicarious agent or knowledge representative (Erfüllungs- oder Verhandlungsgehilfe oder Wissensvertreter) of the Sellers in connection with the conclusion of this Agreement and shall in no event be considered as such;

16.10.2	the Sellers shall not be liable towards the Purchaser for willful acts or fraudulent misrepresentations of vicarious agents or knowledge representatives of any Seller, except for the persons belonging to the Sellers' deal team as listed in Exhibit 16.10.1.

16.11	All payments by a Seller on a Purchaser's Claim shall be considered a reduction of the Purchase Price in the relationship between the respective Seller and the Purchaser.

17.	W&I Insurance

17.1	The Purchaser confirms to the Sellers

17.1.1	that it has taken out on its own cost warranty and indemnity insurance under an insurance policy (the "W&I Insurance"; the relevant insurance provider(s) as identified therein, collectively, the "Insurer") at the W&I Costs; a copy of the final insurance policy is attached hereto as Exhibit 17.1.1;

17.1.2	the W&I Insurance has been entered into on a non-recourse basis to the effect that there will not be any subrogation of claims against the Sellers from the Purchaser to the Insurer.

17.2

The Purchaser undertakes vis-à-vis the Sellers not to subsequently amend or terminate or take a measure which leads to non-application of (i) any non-recourse provision of the W&I Insurance or (ii) the W&I Insurance to the extent that this has a negative effect for the Sellers, in each case of (i) or (ii) without the prior written consent of the Sellers.

17.3	The costs for the W&I Insurance amount to EUR 254,904 (incl. VAT and other taxes) (the "W&I Costs").

17.4

The Purchaser undertakes not to raise any claims against the Sellers and undertakes to indemnify and hold the Sellers harmless from and against (i) any Insured Claims raised against Sellers by any Affiliates of the Purchaser (including the Group Companies) and/or the Insurer, regarding all amounts in excess of the W&I Cap and/or (ii) any claims pursuant to the Bring Down Certificate. With respect to the Insured Claims pursuant to Sections 13.2 through 13.4, the Purchaser shall first raise its claims up to the limit of liability under the W&I Insurance against the Insurer and only if and to the extent the limit of liability is reached under W&I Insurance the Purchaser may raise claims against the Sellers; Section 16.2.2 remains unaffected. Any liability for Insured Claims pursuant to Sections 13.2 through 13.4 in excess of the limit of liability under the W&I Insurance can be claimed from the Sellers without prior recourse to the W&I Insurance.

18.	Tax Indemnity

18.1	The following terms shall have the following meanings:

18.1.1

"Post-Effective Date Indemnified Tax(es)" means (a) any Tax(es) imposed on the Group Companies or 1-2-play GmbH relating to the period from the Effective Date up to and including the Closing Date in connection with (i) any Leakage (including any Permitted Leakage), (ii) any breach of any of the Seller's Covenants pursuant to Section 14.1(ii) and/or (iii) measure that qualifies for tax purposes as a constructive dividend (verdeckte Gewinnausschüttung) and (b) any Tax(es) imposed on the Group Companies or 1-2-play GmbH in connection with the Transaction Bonuses and the settlement of the claims thereunder.

18.1.2	"Pre-Effective Date Indemnified Tax(es)" means any Tax(es) imposed on the Group Companies or 1-2-play GmbH (or any legal successor) relating to the Pre-Effective Date Tax Period irrespective of whether assessed before or after the Closing Date.

18.1.3	"Pre-Effective Date Tax Period" means (i) any taxable period (Veranlagungszeiträume, Erhebungszeiträume, Voranmeldungszeiträume) ending on or before the Effective Date and (ii) in respect of any taxable period (Veranlagungszeiträume, Erhebungszeiträume, Voranmeldungszeiträume) running on the Effective Date the period from the beginning of such taxable period up to and including the Effective Date;

18.1.4	"Tax" means any taxes (Steuern) and ancillary surcharges (steuerliche Nebenleistungen) within the meaning of Section 3 para. 1 through 4 of the German Fiscal Code (Abgabenordnung – AO) and similar or comparable taxes and ancillary surcharges levied under the laws of a foreign jurisdiction, including all payment obligations under a withholding obligation and all payment obligations under a secondary liability for taxes owed by another taxpayer, and all other custom duties and other charges and levies under public law;

18.1.5	"Tax Audit" means any Tax audit, inspection or similar investigation by any Tax Authority (other than routine matters of a minor nature);

18.1.6	"Tax Authority" means any taxing or other authority competent to impose any liability in respect of Taxes or responsible for the administration or collection of taxation or enforcement of any law in relation to Taxes;

18.1.7	"Tax Proceeding" means any administrative or judicial proceeding or action (including but not limited to Tax assessments, Tax Audits, appeals, court proceedings or decisions, meetings with Tax Authorities, correspondence by letter, fax message or email with any Tax Authority); and

18.1.8	"Tax Return" means any Tax return (including any Schedule or attachment thereto and including the filing of amended Tax returns) filed or to be filed by the Group Companies relating to the Pre-Effective Date Tax Period.

18.2	The Sellers shall, as partial debtors (Teilschuldner) in proportion to their respective Seller Ratio 3, pay at the Purchaser's discretion either (i) to the relevant Group Company or (ii) to the Purchaser, the amount of any Pre-Effective Date Indemnified Taxes and any Post-Effective Date Indemnified Taxes (the claim for any such payment a "Tax Indemnification Claim"), unless and to the extent

18.2.1	the respective Pre-Effective Date Indemnified Tax or Post-Effective Date Indemnified Tax has been paid to the competent Tax Authority by the Effective Date and with respect to Post-Effective Date Indemnified Taxes with respect to Section 18.1.1(b) on or after the Closing Date;

18.2.2	the respective Pre-Effective Date Indemnified Tax or Post-Effective Date Indemnified Tax is reflected either as a tax liability (Steuerverbindlichkeit) or as a tax accrual (Steuerrückstellung) in the Effective Date Accounts and such tax liability or tax accrual has reduced the Purchase Price;

18.2.3	none of the relevant Group Companies (or any legal successor) has collected a claim for repayment, reimbursement or indemnification of the respective Pre-Effective Date Indemnified Tax or Post-Effective Date Indemnified Tax against a third party other than a claim against a Tax Authority;

18.2.4	the respective Pre-Effective Date Indemnified Tax or Post-Effective Date Indemnified Tax is the result of any change in the accounting and taxation principles or practices of the Group Companies (including methods of submitting Tax Returns) or any transaction, action or omission (including any change in the exercise of any Tax election right, termination of any Tax consolidation scheme, approval or implementation of any reorganization measure) carried out or effected by the Purchaser, any Affiliate of it, or – after the Closing Date – by any Group Company, except that this exclusion shall not apply where any such transaction or action is carried out or effected by the respective Legal Entity concerned (i) with the consent of the Sellers, (ii) in order to comply with mandatory law, or (iii) pursuant to a legally binding commitment of the Group Companies created on or before Closing; or

18.2.5	the respective Pre-Effective Date Indemnified Tax or Post-Effective Date Indemnified Tax cannot or could not be avoided by offsetting taxable profits against any Tax loss carry-backs or Tax loss carry-forwards (or any other Tax credit, allowance, deduction or similar Tax item) arising from any losses in the Pre-Effective Date Period (including as a result of subsequent Tax audits) which have not been used to set off any other taxable profits arising in the Pre-Effective Date Period.

18.3	Any payment on the Tax Indemnification Claim shall be due and payable within ten (10) Business Days after the Sellers have received a written payment request including a copy of the relevant Tax assessment notice (Steuerbescheid) of the competent Tax Authority, but in no case earlier than two (2) Business Days before the Tax to be indemnified is due and payable to the Tax Authority. On request of the Sellers, the Purchaser shall provide to the Sellers in respect of any Post-Effective Date Indemnified Tax for which the Purchaser has raised a Tax Indemnification Claim any document, information or data which may enable the Sellers to review the validity of the indemnification request. On request of the Sellers, the Purchaser shall, and shall ensure that the relevant Group Company does, apply for a deferred payment date (Aussetzung der Vollziehung). If a Tax being subject to a Tax Indemnification Claim is not finally assessed but the respective Tax is due and payable, any indemnification payment shall be considered as an advanced payment to the Purchaser. If subsequently the Tax for which the advanced payment has been made is reduced by way of Tax assessment or otherwise lowered, the difference between the higher advanced payment made by the Sellers and the lower Tax liability shall be reimbursed by the Purchaser to the Sellers within ten (10) Business Days after the respective Group Companies' receipt of the respective refund, including all interest related thereto (minus any Taxes levied thereon).

18.4	The Parties shall cooperate on Tax matters relating to Post-Effective Date Indemnified Taxes) as follows:

18.4.1	After the Closing Date, the Purchaser shall procure that the Group Companies (i) do not declare without the prior written consent of the Sellers that must not be unreasonable withheld any Post-Effective Date Indemnifiable Tax which gives rise to a Tax Indemnification Claim ("Relevant Tax Matter") in a Tax Return or other Tax related written correspondence with the Tax Authorities, (ii) forward all such written correspondence except for self-assessment notices with respect to wage tax, VAT and other self-assessed taxes (Lohnsteueranmeldungen, Umsatzsteueranmeldung, sonstige Anmeldungsteuern) at least thirty (30) Business Days before filing to the Sellers for review and comments and (iii) comply in respect of Relevant Tax Matters with all instructions issued by the Sellers to the extent in line with applicable laws and regulations (including published guidelines of the Tax Authorities).

18.4.2	After the Closing Date, the Purchaser shall procure that the Sellers will be fully and timely notified of any Tax Proceedings relating to a Relevant Tax Matter ("Tax Notification"); in particular, the Sellers shall be notified, within ten (10) Business Days after its receipt, of the receipt by any Group Company of any Tax assessment notice and other administrative order (Verwaltungsakt) and other written requests and statements made by any Tax Authority relating to a Relevant Tax Matter; any Tax Notification shall include copies of the relevant documents received by the relevant Group Company; the Purchaser shall procure that all Group Companies will grant the Sellers (and their representatives and counsel) the opportunity to participate in any Tax Proceedings relating to Relevant Tax Matters from the beginning until the end (in particular, in meetings with the Tax Authorities) and comply with all reasonable instructions issued by the Sellers in line with applicable laws with respect to Tax Proceedings (including instructions to challenge and litigate Tax assessment notices or other administrative orders (Verwaltungsakte)); all costs and expenses of the Group Companies and the Purchaser in respect of any Tax Proceeding initiated on request of the Sellers are to be borne by the Sellers. No Tax assessment notice received by any Group Company from a Tax Authority relating to any Relevant Tax Matter shall become legally binding without the prior written approval of the Sellers which shall not be unreasonably withheld or delayed.

18.5	All payments under this Section 18 shall be treated as a reduction or increase of the Purchase Price and, if and to the extent payments are made to any of the Group Companies, such payments shall be construed and deemed as contributions made by the Purchaser into the relevant Group Company and shall be treated as reduction of the Purchase Price between the Parties.

18.6	Any claims of the Purchaser under this Section 18 shall become time-barred as upon expiry of six (6) months after the last assessment of the relevant Tax that cannot be changed anymore has become final and non-appealable (formell und materiell bestandskräftig), however, with respect to Post Effective Indemnified Taxes, in any event five (5) years after the Closing Date. The limitation periods shall only be suspended (gehemmt) in accordance with Section 16.4.

18.7	Sections 16.2, 16.4, 16.6, 16.7, 16.8 and 17 shall apply (mutatis mutandis as applicable) to any Tax Indemnification Claim. Any other limitations and exclusions stipulated in any other provision of this Agreement than this Section 18 with respect to claims of the Purchaser, including but not limited to all other provisions of Sections 15 and 16, shall not apply to any Tax Indemnification Claims.

18.8	Section 377 HGB and Section 442 BGB shall not apply.

18.9	For the avoidance of doubt, each Seller shall only be liable as partial debtor (als Teilschuldner) for any Tax Indemnification Claim in proportion to its respective Seller Ratio 3.

19.	Obligations with Regard to Transaction Bonuses

19.1	The Purchaser undertakes vis-à-vis the Seller to procure that in case that 1-2-3.TV GmbH receives payments on the Transaction Bonuses including the Transaction Bonus Tax by or on behalf of the Sellers including by abbreviation of payment by the Purchaser pursuant to this Agreement that (i) the relevant Transaction Bonus Tax is without undue delay paid to the relevant tax authorities and (ii) the remaining amount after deduction of (i) are without undue delay paid to the 1-2-3.TV Managers in accordance with the Transaction Bonus Settlement Agreements.

19.2	The Sellers shall indemnify the Purchaser or, upon request of the Purchaser, 1-2-3.TV GmbH from any liabilities and costs (other than internal costs) with respect to the Transaction Bonuses, in particular with respect to the execution and implementation of the Transaction Bonus Settlement Agreements (including liabilities resulting from the employer’s share of the social security contributions attributable to the Transaction Bonuses).

20.	Purchaser's and Guarantor's Guarantees

20.1	The Purchaser and the Guarantor hereby each guarantees to the Sellers each by way of an independent guarantee pursuant to Section 311 para. 1 BGB that the statements set forth in Sections 20.1.1 and 20.1.2 (each a "Purchaser's Guarantee" and collectively the "Purchaser's Guarantees") are correct as of the Signing Date and as of the Closing Date, it being understood that such statements shall not constitute quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) pursuant to Sections 443 para. 1, 444 BGB.

20.1.1	Capacity

(a)	The Purchaser and the Guarantor each have the unrestricted and requisite power and authority to enter into this Agreement and to consummate the transaction contemplated under this Agreement.

(b)	Entering into this Agreement by the Purchaser and the Guarantor and consummating the transaction contemplated under this Agreement by the Purchaser, do not require any approval or consent or waiver to be obtained by any Governmental Authority or third party and do not violate any applicable law or any decision by any court or Governmental Authority binding on the Purchaser or the Guarantor.

(c)	There is no action, suit, investigation or other proceeding pending against the Purchaser or the Guarantor before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement.

20.1.2	Corporate Matters

(a)	The Purchaser and the Guarantor have been duly incorporated, validly exist and no insolvency or bankruptcy proceedings concerning the Purchaser or the Guarantor have been opened, filed to be opened or rejected because of a lack of assets or are required to be filed to be opened.

(b)	The Purchaser is acquiring the Sold Shares at its own account.

20.2	In the event that the Purchaser or the Guarantor is in breach of a Purchaser's Guarantee, the relevant Party in breach shall indemnify and hold harmless each of the Sellers from any damages incurred by the respective Seller.

21.	Purchaser's Indemnities and Covenants

21.1	Subject to the Closing having occurred, the Purchaser shall (i) not, and shall procure that the Group Companies do not, make any claims against any of the Sellers, or the Sellers' Representatives (collectively the "Beneficiaries"), on whatever legal ground, in connection with (x) this Agreement, its preparation or consummation, or the Transaction, or (y) in respect of any act or omission of such Beneficiary prior to the Closing Date in its capacity as direct or indirect shareholder, board member, employee, representative or advisor of a Seller or a Group Company and (ii) indemnify the Beneficiaries against any such claim. This Section 21.1 shall not apply to claims specifically provided for under this Agreement and to claims that are based on intentional breaches of contractual provisions and tort law or on criminal acts.

21.2	The Purchaser undertakes towards each of the Sellers to procure that within the period commencing on the Closing Date and ending thirteen (13) months after the Closing Date there will be no payment by a Group Company that could give rise to a claim by a Group Company against any of the Sellers following a contestation pursuant to Section 135 German Insolvency Act. The Purchaser shall indemnify and hold the Sellers harmless against any claim raised in connection with, or resulting from, a breach of the above undertaking.

21.3	Claims pursuant to Sections 21.1 and 21.2 above shall become due and payable at the same time as the claims they are based on and shall become time-barred six (6) months after the date on which the underlying claim has become time-barred. The Purchaser's obligations under Section 21.1 constitute obligations in favor of the Beneficiaries within the meaning of Section 328 BGB.

21.4	The Purchaser undertakes that after the Closing Date, the Sellers will be granted access during normal business hours to (i) the books and records of the Group Companies for the period until the Closing Date, (ii) all information necessary for the preparation of Tax Returns to be filed by the Sellers and for the conduct of announced or ongoing Tax audits or other administrative and legal proceedings, (iii) all information, that the Sellers may reasonably require to verify the existence of any claim that the Purchaser or any Group Company may assert under or in connection with this Agreement and (iv) any other financial and business information that the Sellers may require to comply with requests for information from administrative and Governmental Authorities relating to matters up to and including the Closing Date.

22.	Purchaser Financing

The Sellers shall procure that the Group Companies provide to the extent legally permitted any information and any support as reasonably requested by the Purchaser to facilitate the obtaining of the Purchaser Financing, it being understood that the Group Companies shall, until occurrence of the Closing, not be under any obligation to incur any external cost or liabilities in this respect, or grant any security with respect to the Purchaser Financing or enter into any agreement or commitment.

23.	Clearance Proceedings

23.1	The Purchaser shall be responsible for obtaining the Clearances and shall undertake all necessary measures to prepare and submit the filings required for the Clearances within eight (8) Business Days after the Signing Date and to provide all necessary information in connection therewith. To the extent filings are to be made by the Sellers and the Purchaser, such filings shall, unless the Sellers request otherwise, be made by the Purchaser on behalf of both, the Sellers and the Purchaser. The Purchaser may withdraw (zurücknehmen) filings with the competent Governmental Authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Sellers.

23.2	The Sellers hereby undertake to cooperate with the Purchaser by providing all reasonably required information about the Sellers and the business of the Group Companies within a time period that allows the Purchaser to submit the filings within the time period set out under Section 23.1. The Purchaser shall, in reasonable time prior to any filing, submission of a written statement or any other communication with or to any competent authority, give notice in writing or in text form to the Sellers and shall provide to the Sellers any drafts of such filings, statements or correspondence and any related documents or information, as reasonably requested by the Sellers. The Purchaser shall not be obliged to disclose business secrets to the Sellers. Instead, such information shall be provided on a confidential basis to the legal advisors of the Sellers. The Purchaser hereby undertakes to reasonably review and consider any comments made by the Sellers on such filings, submissions or other communications. The Purchaser further undertakes to keep the Sellers continuously and completely informed about the progress of the applications and proceedings submitted with respect to the Clearances. The Sellers, and their respective advisors shall have the right, and shall be granted the reasonable opportunity by the Purchaser, to attend all meetings and telephone calls with the competent authorities or other institutions (to the extent not prohibited by such authorities) and to make any representations or submissions during such meetings or telephone calls.

23.3	The Purchaser shall use best efforts to obtain the Clearances as quickly as possible. The Purchaser shall be obliged to accept any conditions and commitments (Bedingungen und Auflagen) in relation to the Group Companies towards the respective competent authorities as required, requested or beneficial for the obtaining of the Clearances. None of such conditions, commitments or undertakings shall have any effect on the Purchase Price.

23.4	If the Purchaser becomes aware that it is reasonably likely that the Clearances will not be obtained or that conditions, commitments or undertakings may be imposed by a Governmental Authority, the Purchaser shall notify the Sellers in writing without undue delay.

23.5	If the competent merger control authorities prohibit the concentration provided for in this Agreement, the Purchaser shall upon request of the Sellers, promptly invoke appropriate legal remedies and make all efforts necessary and commercially reasonable in order to obtain the relevant Clearance.

23.6	If the Clearance is obtained but the Transaction has not been cleared or approved pursuant to the merger control law or other laws of any jurisdiction for which approval is not a Closing Condition, the Closing shall nonetheless take place to the extent legally permitted.

24.	Notifications under Broadcasting Law

The Parties shall cooperate closely and – subject to the fulfillment or waiver of the Closing Condition pursuant to Section 11.1.3 – the Purchaser shall be entitled to notify the competent state media authority (Bayerische Landeszentrale für neue Medien) of the envisaged change in the shareholding structure in the Group Companies in the context of the Transaction prior to the Closing Date with a notification to be aligned with the Sellers. The Sellers shall procure that the Group Companies closely cooperate with the Purchaser in this regard.

25.	Confidentiality And Press Release

25.1	The Parties undertake to treat all Confidential Information strictly confidential to refrain from disclosing it to any third parties other than permitted recipients (as set out in Section 25.2 below) unless such Confidential Information is or has been

25.1.1	made available by the disclosing Party for general release independent of the receiving Party;

25.1.2	made public as required by law, court proceedings or stock exchange regulations;

25.1.3	made part of the public domain without breach of the confidentiality obligations established under this Agreement by the receiving Party; or

25.1.4	disclosed with the other Parties' prior written consent.

25.2	A receiving Party may disclose Confidential Information of a disclosing Party

25.2.1	to its directors and officers, employees, agents, advisors, lenders, insurance carriers and brokers (the "Representatives");

25.2.2	to its Affiliates and its Affiliates' Representatives;

25.2.3	to the extent required under applicable laws or stock exchange regulations;

25.2.4	to its investors and/or financing banks.

provided that in case of Sections 25.2.1 and 25.2.2 the receiving Party procures that such recipients keep such information confidential at terms equivalent to those provided in Section 25.1. The Parties acknowledge that the Purchaser is obliged under statutory law to disclose the content of this Agreement including all Exhibits and Schedules under its applicable stock exchange regulations under US law. The Purchaser shall only disclose this Agreement to the extent required due to its applicable stock exchange regulations under US law.

25.3	"Confidential Information" shall mean (i) the content of this Agreement, (ii) all information created, transferred, recorded or employed as part of or otherwise resulting from any activities undertaken pursuant to this Agreement, including, but not limited to business, organizational, technical, financial, marketing, operational, regulatory or sales information of each of the Sellers, Sellers' Affiliates, the Purchaser, an Affiliate of the Purchaser and the Group Companies received by a Party from a disclosing Party in connection with or pursuant to, this Agreement or relating to, as the case may be, the Sellers, any Sellers' Affiliate, the Purchaser, any Affiliate of the Purchaser or (iii) with respect to the Sellers, all information relating to any of the Group Companies and its business. For the avoidance of doubt, the Parties agree that any Confidential Information in relation to the Group Companies may be disclosed by the Purchaser after the Closing Date.

25.4	The Parties undertake that, except for a press release that neither Party shall make without the prior written consent of the respective other Party/Parties, which shall not unreasonably be withheld, any public announcement or press release regarding this Agreement, unless required by applicable law or stock exchange regulations applicable to the respective Party.

26.	Guarantee Of The Guarantor

26.1	The Guarantor hereby guarantees to each Seller as individual creditor by way of an independent guarantee irrespective of fault (selbständiges verschuldensunabhängiges Garantieversprechen) pursuant to Section 311 para. 1 BGB the full and due performance of any payment obligation of the Purchaser arising under or in connection with this Agreement.

26.2	The Parties agree that the Sellers are not required to proceed first against or claim specific performance from the Purchaser to the effect that as between the Sellers and the Guarantor the latter shall be liable as principal debtor as if it had entered into the undertaking to fulfill any obligation under this Agreement jointly and severally (Gesamtschuldner) with the Purchaser.

27.	No Joint and Several Liability of the Sellers

The Sellers shall be severally liable under this Agreement as partial debtors (Teilschuldner) in accordance with, and in proportion to, unless expressly otherwise provided in this Agreement, their respective Seller Ratio 3. The Sellers shall under no circumstances be liable to the Purchaser as joint and several debtors (keine Gesamtschuldnerhaftung) under or in connection with this Agreement.

28.	Notices;Joint Declarations; Process Agent

28.1	Any statement of legal significance, notice or other declaration under or in connection with this Agreement (the "Notice(s)") shall be made in writing (Schriftform) unless a notarization or any other stricter form is required by mandatory law or in this Agreement. The written form shall include fax and email with an undersigned pdf copy attached (but no other transmission by way of telecommunication) and exchange of letters. In particular the electronic form shall not suffice to comply with the written form requirement.

28.2	All Notices to be given to the Parties shall be addressed to the addresses set forth in Exhibit 28.2.

28.3	The receipt of copies of Notices by the legal advisers to any of the Parties shall not constitute or substitute the receipt of such Notices by the Parties themselves, regardless of whether the delivery of such copy was mandated by this Agreement.

28.4	Each Party is to communicate any change of its respective addresses set forth above as soon as possible in writing to the respective other Parties. Until receipt of such communication, the address as hitherto shall be relevant.

28.5	Unless explicitly stated otherwise in this Agreements, all declarations shall be made and all rights shall be exercised only jointly and unanimously to the respective other Parties (i) by the Purchaser and/or the Guarantor towards the Sellers or (ii) by the Sellers towards the Purchaser and/or Guarantor to the extent they refer to the matters described in Exhibit 28.5.

28.6	The Purchaser and the Guarantor hereby appoint Noerr Partnerschaftsgesellschaft mbB Rechtsanwälte Steuerberater Wirtschaftsprüfer, Attn. Robert Korndörfer, Brienner Straße 28, 80333 Munich, Germany as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving the Purchaser and/or the Guarantor arising out of or in connection with this Agreement. This Appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and its appointment has been notified to and approved in writing by the Sellers (whose approval shall not be unreasonably delayed, conditioned or withheld). The Purchaser and the Guarantor shall upon the appointment of any new agent for service of process issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such power of attorney in connection with any service of process pursuant to this Agreement.

28.7

The Seller 3 hereby appoints Iris Capital Management Berlin, Attn. Curt Gunsenheimer, Kemperplatz 1, 10785 Berlin, Germany, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Seller 3 arising out of or in connection with this Agreement. This Appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and its appointment has been notified to and approved in writing by the Purchaser (whose approval shall not be unreasonably delayed, conditioned or withheld). Seller 3 shall upon the appointment of any new agent for service of process issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such power of attorney in connection with any service of process pursuant to this Agreement.

29.	No Assignment; No Set-off; No Rights of Retention

29.1	Unless explicitly otherwise provided for in this Agreement, no Party shall be entitled to assign or transfer rights and obligations under this Agreement in whole or in part without the prior written consent of the respective other Party. As exception to Sentence 1, the Sellers shall be entitled to assign and transfer any claims under or in connection with this Agreement to any of its Affiliates and the Purchaser may assign and transfer any claims under or in connection with this Agreement to any of its Affiliates and to financing banks.

29.2	Unless explicitly provided for in this Agreement, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have under this Agreement against any rights or claims the other Party may have under this Agreement or (ii) to refuse to perform any obligations it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off or retention have been acknowledged in writing by the relevant other Party or Parties, as the case may be, or have been confirmed by a final non-appealable decision of a competent (arbitration) court.

30.	No Rights of Third Parties

Except as explicitly otherwise provided for in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties (Vertrag zugunsten Dritter) or a contract with protective effect (Vertrag mit Schutzwirkung für Dritte) for third parties. If under this Agreement any other party than the Purchaser, in particular the Group Companies, is to be indemnified by a Seller such third party shall have no rights against the respective Seller and shall in particular not be entitled to bring claims against the respective Seller (kein echter Vertrag zugunsten Dritter).

31.	Costs; VAT

31.1	The Purchaser shall bear all transfer taxes (including real estate transfer taxes, stamp duties), notary fees, registration duties and other charges, including fees charged by the competent antitrust authorities and other authorities in connection with the Clearances, and other charges and costs payable in connection with this Agreement and the consummation of the Transaction.

31.2	Each Party shall bear its own expenses, including the fees of its advisors and counsel.

31.3	The Sellers and the Purchaser assume that no VAT (or comparable foreign tax) shall accrue for the Transaction. The Sellers undertake not to opt in favor of VAT pursuant to Section 9 German VAT Act (or applicable provisions in other jurisdictions) in respect of any part of the Transaction. If the Transaction or any part thereof is deviating from the unanimous assessment of the Parties subject to VAT, the Purchase Price is to be understood as gross consideration for the relevant supply of service which includes the amount of VAT and the Purchaser shall not be obliged to pay any amount of VAT in addition to the Purchase Price to the Sellers.

32.	Governing Law; Jurisdiction

32.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Germany without recourse to the conflicts of laws provisions.

32.2	Unless explicitly stated otherwise in this Agreement any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be exclusively and finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) as in effect from time to time without recourse to the ordinary courts of law. The place of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English. Documents originally prepared for purposes other than the relevant proceeding in the German language do not have to be translated into the English language (unless so required by arbitration tribunal).

32.3	In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Munich, Germany, shall have the exclusive jurisdiction.

33.	Final Provisions

33.1	Any amendment or suspension (Aufhebung) of this Agreement, including this provision, shall be valid only if agreed in writing except where notarization or any other stricter form is required under mandatory law. Section 28.1 sentences 2 and 3 shall apply mutatis mutandis.

33.2	This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties' agreements relating to the subject matter hereof and replaces any and all prior agreements between any of the Parties with respect to the subject matter of this Agreement or parts thereof.

33.3	All Exhibits and Schedules attached to this Agreement form an integral part of this Agreement.

33.4	The headings in this Agreement are for convenience only and shall not be decisive for the purposes of interpreting this Agreement.

33.5	Where the English wording of this Agreement is (once or several times) followed by a legal term in another language in parentheses and/or in italics, such legal term in the other language shall prevail for such English terms throughout the entire Agreement.

33.6	Wherever the word "include", "includes", or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation", unless the context otherwise requires.

33.7	If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement. This Section 33.7 shall not merely operate as a shift of the burden of proof (Beweislastumkehr) but Section 139 BGB shall be contracted out in its entirety.

Exhibit 6.4.3 Threshold Revenues

The "Threshold Revenues" amount to

(a) EUR 201,500,000.00 for the Relevant Year 2022;

(b) EUR 224,000,000.00 for the Relevant Year 2023; and

(c) EUR 247,400,000.00 for the Relevant Year 2024.

Exhibit 6.4.4 Target Revenues

The "Target Revenues" amount to

(a) EUR 231,725,000.00 for the Relevant Year 2022;

(b) EUR 257,600,000.00 for the Relevant Year 2023; and

(c) EUR 284,510,000.00 for the Relevant Year 2024.